PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 13, 1997)


                                $5,180,520,162

                        THE BEAR STEARNS COMPANIES INC.
               MEDIUM-TERM NOTES, SERIES B WITH MINIMUM MATURITY
                       OF NINE MONTHS FROM DATE OF ISSUE

      The Bear Stearns Companies Inc. (the "Company") may issue and sell from time to time its Medium- Term Notes, Series B (the "Notes"), at an aggregate initial public offering price of up to $5,180,520,162 (or the equivalent in foreign denominated currency or units based on or relating to currencies), subject to reduction as a result of the sale of other Securities (as defined in the accompanying Prospectus). The Notes may be denominated in U.S. dollars or in such foreign currencies or composite currencies as set forth in the applicable Pricing Supplement. The principal amount payable at or prior to maturity, the amount of interest payable and/or any premium payable with respect to the Notes may be determined by the relationship between a specified currency and another currency, by the difference in price of a specified security or commodity on certain dates or by some other index or indices. The specific currency or composite currency or index, interest rate or rates (if any), issue price and maturity date of any Note will be set forth in the related Pricing Supplement to this Prospectus Supplement.

                      -----------------------------------
                                                   (continued on following page)

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

====================================================================================================
                     Price to         Agents' Discounts and                   Proceeds to
                     Public(1)           Commissions(2)                      Company(2)(3)
----------------------------------------------------------------------------------------------------
Per Note...........    100%                .125%-.750%                      99.250%-99.875%
----------------------------------------------------------------------------------------------------
Total(4)...........$5,180,520,162    $6,475,650- $38,853,901       $5,141,666,261 - $5,174,044,512
====================================================================================================


(1) The Notes will be issued at 100% of their principal amount unless otherwise set forth in the applicable Pricing Supplement.

(2) The Company will pay a commission to each Agent, in the form of a discount, ranging from .125% to .750% of the Price to Public of any Note, depending upon maturity, when such Agent places such Note. Any Agent may agree with the Company, in respect of the sale of a Note, to accept a commission other than one based upon maturity, in which case such commission shall range from .025% to .750%. The Company may sell Notes to any Agent as principal at negotiated discounts for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent. See "Supplemental Plan of Distribution". The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deduction of expenses payable by the Company, estimated at $1,806,000.

(4) In U.S. dollars or the equivalent thereof in one or more foreign or composite currencies or currency units.

                           -------------------------

      The Notes are being offered on a continuing basis by the Company through Bear, Stearns & Co. Inc., and any other agent to be designated by the Company (each, an "Agent" and collectively, the "Agents"). Each Agent has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company has reserved the right to sell Notes directly on its own behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company may reject any offer in whole or in part. See "Supplemental Plan of Distribution."

                            BEAR, STEARNS & CO. INC.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 13, 1997

(continued from cover page)

      This Prospectus Supplement may be used by each Agent in connection with offers and sales associated with market-making transactions in the Notes. Each Agent may act as principal or agent in such transactions. Such offers and sales will be made at prices related to prevailing prices at the time.

      Interest on Notes which bear interest at a fixed rate ("Fixed Rate Notes") will accrue from their dates of original issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semiannually on each April 15 and October 15 and at maturity or, if applicable, upon redemption or optional repayment. Interest on Notes which bear interest at a floating or variable rate ("Floating Rate Notes") will accrue from their dates of original issue and will be payable monthly, quarterly, semiannually, annually or as otherwise set forth in the applicable Pricing Supplement and at maturity or, if applicable, upon redemption or optional repayment. The interest rate on Floating Rate Notes will be determined by reference to the "Commercial Paper Rate," "LIBOR," the "Federal Funds Rate," the "Treasury Rate" or other interest rate formula, and may be adjusted by a "Spread," all as defined herein or in the applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, each Note offered hereby will be represented by a global security (a "Global Security") to be deposited with or on behalf of the Depository Trust Company (the "Depositary") and registered in the name of the Depositary's nominee (each such Note represented by a Global Security being herein referred to as a "Book-Entry Note"). Beneficial interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Book-Entry Notes will be issuable only in the form of a Global Security, except under the circumstances described herein.

      On and after the Redemption Date (as hereinafter defined), if any, fixed by the Company at the time of sale and set forth in the applicable Pricing Supplement, a Note will be subject to redemption by the Company, in whole or in part, at 100% of the principal amount to be redeemed or as otherwise set forth in the applicable Pricing Supplement, together with interest to the date of redemption. On the Optional Repayment Date (as hereinafter defined), if any, fixed by the Company at the time of sale and set forth in the applicable Pricing Supplement, a Note will be subject to repayment at the option of the holder thereof (a "Holder"), in whole or in part, at 100% of the principal amount to be repaid, together with interest to the date of repayment. See "Description of the Notes."

      The Notes will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the company. Since the Company is a holding company, the Notes will be effectively subordinated to the claims of creditors of its subsidiaries with respect to the assets of those subsidiaries. At March 27, 1997, the Company had outstanding approximately $19.3 billion of indebtedness, none of which was secured, and subsidiaries of the Company had outstanding approximately $1.7 billion of indebtedness (excluding approximately $42.1 billion relating to securities sold under repurchase agreements).

                            DESCRIPTION OF THE NOTES

GENERAL

      The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities (as defined in the accompanying Prospectus) set forth in the Prospectus, to which description reference hereby is made. The following description will apply to the Notes unless otherwise specified in the applicable Pricing Supplement.

      The Notes are part of a single series of Debt Securities of the Company issuable under an Indenture, dated as of May 31, 1991 (the "Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"). The Notes are limited in amount as set forth on the cover page hereof, less an amount equal to the aggregate initial public offering price of any other Securities, including any other series of medium-term notes, issued from time to time by the Company. The foregoing limit, however, may be increased by the Company if in the future it determines that it may wish to sell additional Notes. For a description of the rights attaching to the Debt Securities under the Indenture, see "Description of Debt Securities" in the Prospectus.

      The Notes will be offered on a continuing basis and (unless specified in the appropriate Pricing Supplement) will mature at par on any Business Day (as hereinafter defined) at least nine months from the date of issue, as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the Holders thereof prior to maturity at the price or prices and on or after the date or dates specified in the applicable Pricing Supplement.

      Each Note will be denominated in either U.S. dollars or in such other currency or composite currency ("Specified Currency") as specified on the face thereof and in the applicable Pricing Supplement. Purchasers of the Notes are required to pay for such Notes by delivery of the requisite amount of the Specified Currency to an Agent unless other arrangements have been made. Unless otherwise specified in the applicable Pricing Supplement, payments on the Notes will be made in the applicable Specified Currency in the country issuing the Specified Currency (or, in the case of European Currency Units ("ECUs"), in Brussels, Belgium), provided that, at the election of the Holder thereof and in certain circumstances at the option of the Company, payments on Notes denominated in other than U.S. dollars may be made in U.S. dollars. See "Payment of Principal and Interest" below in this section and "Foreign Currency Risks."

      Unless otherwise specified in the applicable Pricing Supplement, each Note will be represented by a Global Security registered in the name of a nominee of the Depositary. Book-Entry Notes will be issuable only in the form of Global Securities, except as set forth under "Book-Entry System" below. So long as the Depositary or its nominee is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture. See "Book-Entry System" below.

      Unless otherwise specified in the applicable Pricing Supplement, (i) the authorized denominations of any Note denominated in U.S. dollars will be $100,000 and integral multiples of $1,000 in excess thereof, and (ii) the authorized denominations of any Note denominated in other than U.S. dollars will be the amount of the Specified Currency for such Note equivalent, at the noon buying rate in the City of New York for cable transfers for such Specified Currency (the "Exchange Rate"), on the first Business Day in the City of New York and the country issuing such currency (or, in the case of ECUs, Brussels, Belgium) next preceding the date on which the Company accepts the offer to purchase such Note, to U.S. $100,000 (rounded down to an integral multiple of 10,000 units of such Specified Currency) and any greater amount that is an integral multiple of 10,000 units of such Specified Currency.

      The Notes may be issued as Exchangeable Notes (as hereinafter defined), that are exchangeable at the option of the holder for the securities, or cash representing the value of securities, of an entity unaffiliated with the Company, a basket of such securities, an index or indices of such securities or into any combination of the foregoing, as may be set forth in the applicable Pricing Supplement. Exchangeable Notes may or may not bear interest or be issued with original issue discount or at a premium, all as may be specified in the applicable Pricing Supplement. See "Exchangeable Notes" below in this section.

      The Notes may be issued as Currency Indexed Notes (as hereinafter defined), the principal amount of which is payable at or prior to maturity and the interest on which and/or any premium payable with respect to which, unless otherwise specified in the applicable Pricing Supplement, will be determined by the difference between the currency in which such Notes are denominated and another currency or composite currency or by reference to any other currency index or indices, in each case as set forth in the applicable Pricing Supplement. See "Currency Indexed Notes" below in this section. The Notes may also be issued as indexed notes, the principal amount of which is payable at or prior to maturity and the interest (if any) on which and/or any premium (if any) payable with respect to which will be determined by reference to the difference in the price of a specified security or basket of securities, commodity or index on certain specified dates, or by some other index, indices or formulas. See "Other Indexed Notes" below in this section.

      Under the terms of the Indenture, the Company is entitled to defease the Notes. See "Description of Debt Securities - Defeasance" in the accompanying Prospectus.

INTEREST RATE

      The applicable Pricing Supplement relating to a Note will designate, in the case of a Fixed Rate Note, a fixed rate of interest per annum payable on such Fixed Rate Note, which may be zero in the case of certain Fixed Rate Notes issued with original issue discount, and, in the case of a Floating Rate Note, one of the following interest rate formulas as applicable to such Floating Rate
Note: (i) the Commercial Paper Rate (as defined below), in which case such Note will be a "Commercial Paper Rate Note;" (ii) LIBOR, in which case such Note will be a "LIBOR Note;" (iii) the Federal Funds Rate (as defined below), in which case such Note will be a "Federal Funds Rate Note;" (iv) the Treasury Rate (as defined below), in which case such Note will be a "Treasury Rate Note;" (v) the Prime Rate (as defined below), in which case such Note will be a "Prime Rate Note;" (vi) the CMT Rate (as defined below), in which case such note will be a "CMT Rate Note" or (vii) such other interest rate formula as is set forth in such Pricing Supplement. The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Period") as set forth in each such Floating Rate Note, or as may otherwise be specified in the applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest from its date of original issue at the rate per annum (in the case of a Fixed Rate Note), or pursuant to the interest rate formula (in the case of a Floating Rate Note), stated in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each interest payment date ("Interest Payment Date") and at maturity or, if applicable, upon redemption or optional repayment. Unless otherwise provided in the applicable Pricing Supplement, the "Record Date" with respect to any Interest Payment Date for a Fixed Rate Note shall be the April 1 or October 1 preceding such Interest Payment Date, and with respect to any Interest Payment Date for a Floating Rate Note shall be the date fifteen calendar days immediately preceding such Interest Payment Date, whether or not such date is a Business Day. Interest will be payable to the person in whose name a Note is registered (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary) at the close of business on the Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity or, if applicable, upon redemption or optional repayment will be payable to the person to whom principal shall be payable (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary). The first payment of interest on any Note issued between a Record Date and an Interest Payment Date will be made on the Interest

Payment Date following the next succeeding Record Date to the registered owner on such next succeeding Record Date.

      Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percent being rounded upward (e.g., 6.876545% (or
 .06876545) being rounded to 6.87655% (or .0687655) and 6.876544% (or .06876544)
being rounded to 6.87654% (or .0687654)), and all U.S. dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

      If an Interest Payment Date with respect to any Note would otherwise fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that in the case of a LIBOR Note, if such day falls in the next calendar month, such Interest Payment Date will be the preceding day that is a Business Day with respect to such LIBOR Note. "Business Day" means (i) with respect to any Note, any day that is not a Saturday or Sunday and that, in the City of New York, is neither a legal holiday nor a day on which banking institutions or trust companies are authorized or obligated by law to close, and
(ii) with respect to LIBOR Notes only, a London Banking Day. A "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      Fixed Rate Notes. Each Fixed Rate Note will bear interest from its date of original issue at the rate per annum stated on the face thereof, until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for Fixed Rate Notes will be on April 15 and October 15 of each year and at maturity (or on the Redemption Date, if a Fixed Rate Note is redeemed by the Company, or the Optional Repayment Date, if repaid at the option of the Holder, prior to maturity). Interest will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date is not a Business Day, interest on Fixed Rate Notes will be paid on the next succeeding Business Day and, unless otherwise specified by the applicable Pricing Supplement, no interest shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day.

      Floating Rate Notes. The interest rate on each Floating Rate Note will be calculated by reference to the specified interest rate formula, plus or minus a Spread, if any. The Spread is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Floating Rate Note and may be a fixed amount or an amount that increases or decreases over time. A Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period; and (ii) a minimum limitation, or floor, on the rate of interest which may accrue during any interest period. In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

      The applicable Pricing Supplement will specify the interest rate formula, the amount or amounts of the Spread, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note. In addition, such Pricing Supplement will define or specify for each Floating Rate Note the following terms, if applicable: Calculation Date, Initial Interest Rate, Interest Payment Period, Interest Payment Dates, Record Date, Index Maturity, Interest Determination Date, Interest Reset Period, Interest Reset Date and Sinking Fund, if any. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, the date or dates on which interest will be reset (each an "Interest Reset Date") will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as specified below); in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semiannually, the third Wednesday of the two months specified in such Floating Rate Notes; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month as specified in such Floating Rate Note; provided, however, that (i) the interest rate in effect from the date of original issue to the first Interest Reset Date with respect to a Floating Rate Note (the "Initial Interest Rate") will be as set forth in the applicable Pricing Supplement and (ii) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to maturity will be that in effect on the tenth day preceding such maturity. If any Interest Reset Date for a Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the next preceding Business Day. In the case of weekly reset Treasury Rate Notes, if an auction of Treasury bills (as hereinafter defined) falls on a day that is an Interest Reset Date for Treasury Rate Notes, the Interest Reset Date will be the following day that is a Business Day.

      Unless otherwise specified in the applicable Pricing Supplement, the "Interest Determination Date" pertaining to an Interest Reset Date for a Commercial Paper Rate Note and for a Federal Funds Rate Note will be the Business Day preceding the Interest Reset Date with respect to such Note. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills (as hereinafter defined) would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless the day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date pertaining to the Interest Reset Date for a Treasury Rate Note occurring in the next succeeding week. The Interest Determination Date pertaining to an Interest Reset Date for a Prime Rate Note will be the same day as the Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a CMT Rate Note will be the tenth Business Day prior to the Interest Reset Date.

      Unless otherwise specified in the applicable Pricing Supplement, interest on each Floating Rate Note will be payable monthly, quarterly, semiannually or annually (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each an "Interest Payment Date") will be, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of the two months of each year specified in such Floating Rate Notes; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in such Floating Rate Notes and in each case, at maturity or, if applicable, upon redemption or optional repayment.

      Unless otherwise specified in the applicable Pricing Supplement, interest payments on each Floating Rate Note shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid (or from, and including, the date of original issue if no interest has been paid with respect to such Floating Rate Note) to, but excluding, the Interest Payment Date. In the case of Floating Rate Notes on which the interest rate is reset daily or weekly, however, the interest payments shall include interest accrued from, and including, the next preceding Record Date in respect of which interest has been paid (or from and including the date of original issue if no interest has been paid with respect to such Floating Rate Note) to but excluding the Record Date next preceding the applicable Interest Payment Date. Interest paid on the maturity date of Notes will include interest accrued to but excluding such date.

      With respect to a Floating Rate Note, accrued interest from its date of original issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factors calculated for each day from the date of issue, or from the last date to which interest has been paid, to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal calculated to seven decimal places without rounding) for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of Commercial Paper Rate Notes, Federal Funds Rate Notes, LIBOR Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. With respect to CMT Rate Notes, interest will be calculated on the basis of twelve 30-day months and a 360-day year.

      The "Calculation Date," where applicable, pertaining to an Interest Determination Date will be the tenth calendar day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day.

      Unless otherwise specified in the applicable Pricing Supplement, The Chase Manhattan Bank will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Reset Date with respect to such Floating Rate Note.

      Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" ("H.15(519)"), or any successor publication, under the heading "Commercial Paper." In the event that such rate is not published on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield on such Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If by 3:00 P.M., New York City time, on such Calculation Date the rate for an Interest Determination Date is not yet published in either H.15(519) or Composite Quotations, the rate for that Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 A.M., New York City time, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent on that Interest Determination Date, for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate will be the Commercial Paper Rate in effect on such Interest Determination Date.

      "Money Market Yield" shall be a yield calculated in accordance with the following formula:


                 Money Market Yield  =        D x 360        x  100
                                          ---------------
                                           360 - (D x M)


where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

      LIBOR Notes. LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

                  (i) With respect to an Interest Determination Date, LIBOR will be, as specified in the applicable Pricing Supplement, determined on the basis of either (a) the arithmetic mean, as determined by the Calculation Agent, of the offered rates for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appear on the Reuters Screen LIBO Page (or such other page as may replace such Reuters Screen LIBO Page for the purpose of displaying London interbank rates of major banks), as of 11:00 A.M., London time, on such Interest Determination Date, if at least two such offered rates appear on the Reuters Screen LIBO Page (or such other page as may replace such page) ("LIBOR Reuters"), or (b) the offered rate for deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such Interest Determination Date, which appears on Telerate page 3750 (or such other page as may replace such Telerate page 3750 for the purpose of displaying London interbank rates of major banks), as of 11:00 A.M., London time, on such Interest Determination Date ("LIBOR Telerate"). If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR will be determined as if LIBOR Telerate had been specified. If fewer than two offered rates appear on Reuters Screen LIBO Page (or such other page as may replace such page), or if no rate appears on Telerate page 3750 (or such other page as may replace such page), as applicable, LIBOR in respect of that Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

                  (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear on the Reuters Screen LIBO Page (or such other page) or on which no offered rate appears on Telerate page 3750 (or such other page), as applicable, as described in (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified in the applicable Pricing Supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in the City of New York, selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the specified Index Maturity commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

      Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on that day for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If neither of such rates is published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of federal funds transactions in the City of New York selected by the Calculation Agent as of 11:00 A.M., New York City time, on such Interest Determination Date; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Interest Determination Date.

      Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519), or any successor publication, under the heading, "U.S. Government Securities - Treasury bills auction average (investment)" or, if not so published on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. In the event that the results are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate will be the Treasury Rate in effect on such Interest Determination Date.

      Prime Rate Notes. Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 A.M., New York City time, on the Calculation Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen NYMF Page as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen NYMF Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen NYMF Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least U.S. $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to quote such rate or rates. If in any month or two consecutive months the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in the preceding paragraph, the "Prime Rate" for such Interest Reset Period will be the same as the Prime Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest payable on the Prime Rate Notes for which the Prime Rate is being determined shall be the Initial Interest Rate). If this failure continues over three or more consecutive months, the Prime Rate for each succeeding Interest Determination Date until the maturity or redemption of such Prime Rate Notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate Notes were LIBOR Notes, and the Spread, if any, shall be the number of basis points specified in the applicable Pricing Supplement as the "Alternate Rate Event Spread."

      CMT Rate Notes. CMT Rate Notes will bear interest (calculated with reference to the CMT Rate and the Spread, if any) specified in the CMT Rate Notes and in the applicable Pricing Supplement.

            Unless otherwise specified in the applicable Pricing Supplement, the CMT Rate for any CMT Rate Note will be determined by the Calculation Agent on each Interest Determination Date in accordance with the following provisions:

            (i) the CMT Rate will be determined on the basis of the latest rate displayed at the close of business on that Interest Determination Date on
      (x) Telerate page 7055 for "Yields on Treasury Constant Maturities -- Federal Reserve Board Statistical Release H.15(519) -- Mondays approximately 3:45 P.M. EST" (or "EDT" as the case may be) for U. S. Treasury Securities with a maturity that is the same as the Index Maturity specified in the applicable Pricing Supplement or (y) such other page as may replace page 7055, as provided by the Telerate News Service, for the purpose of displaying rates or prices that are comparable, as determined by the Calculation Agent (after consultation with the Company), to the Constant Maturity Treasury rates formerly displayed on Telerate page 7055;

            (ii) if the information specified in subparagraph (i) above is not available at that Interest Determination Date, then the CMT Rate for the applicable Interest Period shall be determined on the basis of the Treasury Constant Maturity rate with a maturity that is the same as the Index Maturity specified in the applicable Pricing Supplement (or other United States Treasury rate, with a maturity that is the same as the Index Maturity specified in the applicable Pricing Supplement) published as of that Interest Determination Date by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent (after consultation with the Company) determines to be comparable to the rate formerly displayed on Telerate page 7055 and published in the Federal Reserve Board Statistical Release
      H.15 (519);

            (iii) if the information specified in subparagraphs (i) and (ii) is not available at that Interest Determination Date, then the CMT Rate for the applicable Interest Period shall be the yield to maturity of the then most recently issued direct non-callable fixed rate United States Treasury Note with an original maturity that is the same as the Index Maturity specified in the applicable Pricing Supplement (the "Reference Treasury Note"), such yield to maturity to be calculated by the Calculation Agent on the basis of the arithmetic mean of the secondary market bid side prices for such Reference Treasury Note quoted as of 3:00 P.M., New York City time (or the closing of the market, if earlier), on that Interest Determination Date, by (and appearing in the written records of) three leading primary United States government securities dealers in New York City selected by the Calculation Agent;

            (iv) if the information specified in subparagraphs (i) and (ii) above is not available at that Interest Determination Date and at least three price quotations for the Reference Treasury Note are not available at that Interest Determination Date from leading primary dealers in New York City as provided in subparagraph (iii) above, then the CMT Rate for the applicable Interest Period shall be the yield to maturity of the Reference Treasury Note, as calculated by the Calculation Agent on the basis of the arithmetic mean of the secondary market bid side prices for such Reference Treasury Note quoted as of 3:00 P.M., New York City time (or the closing of the market, if earlier), on that Interest Determination Date, by (and appearing in the written records of) any three primary United States government securities dealers selected by the Calculation Agent (irrespective of where such dealers may be located);

            (v) if the information specified in subparagraphs (i) and (ii) above is not available at that Interest Determination Date and the Calculation Agent is unable to obtain the requisite quotations specified in either subparagraph (iii) above or subparagraph (iv) above, then the interest rate on the applicable CMT Rate Note for the applicable Interest Period shall be the same as the interest rate on such CMT Rate Note in effect at the opening of business on that Interest Determination Date.

PAYMENT OF PRINCIPAL AND INTEREST

      Unless otherwise specified in the applicable Pricing Supplement, payments of principal (and premium, if any) and interest on all Notes will be made in the applicable Specified Currency, provided, however, that payments of principal (and premium, if any) and any interest on Notes denominated in a Specified Currency other than U.S. dollars will nevertheless be made in U.S. dollars (i) at the option of the Holders thereof under the procedures described in the two following paragraphs and (ii) at the option of the Company in the case of imposition of exchange controls or other circumstances beyond the control of the Company as described in the last two paragraphs under this heading.

      Unless otherwise specified in the applicable Pricing Supplement, and except as provided in the next paragraph, payments of principal (and premium, if any) and any interest with respect to any Note denominated in a Specified Currency other than U.S. dollars will be made in U.S. dollars if the registered Holder of such Note on the relevant Record Date or at maturity, as the case may be, has transmitted a written request for such payment in U.S. dollars to the Trustee at its Corporate Trust Office in the City of New York on or prior to such Record Date or the date 15 days prior to maturity, as the case may be. Such request may be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. Any such request made with respect to any Note by a registered Holder will remain in effect with respect to any further payments of principal (and premium, if any) and any interest with respect to such Note payable to such Holder, unless such request is revoked on or prior to the relevant Record Date or the date 15 days prior to maturity, as the case may be. Holders of Notes denominated in a Specified Currency other than U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.

      Unless otherwise specified in the applicable Pricing Supplement, the U.S. dollar amount to be received by a Holder of a Note denominated in a Specified Currency other than U.S. dollars who elects to receive payment in U.S. dollars will be based on the highest bid quotation in the City of New York received by the Exchange Rate Agent (as defined below) as of 11:00 A.M., New York City time, on the second Business Day next preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Notes electing to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three such bid quotations are not available on the second Business Day preceding the date of payment of principal (and premium, if any) or any interest with respect to any Note, such payment will be made in the Specified Currency. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deduction from such payment. Unless otherwise specified in the applicable Pricing Supplement, The Chase Manhattan Bank will be the Exchange Rate Agent (the "Exchange Rate Agent") with respect to the Notes.

      Interest will be payable to the person in whose name a Note is registered (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary) at the close of business on the Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary).

      The total amount of any principal (and premium, if any) and any interest due on any Global Security representing one or more Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to the "Depositary." The Depositary will allocate such payments to each Book-Entry Note represented by such Global Security and make payments to the owners or holders thereof in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture. The Company understands, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a Global Security to exercise certain rights of holders of Securities. See "Book-Entry System" below in this section.

      Unless otherwise specified in the applicable Pricing Supplement, payments of principal (and premium, if any) and any interest with respect to any Note to be made in a Specified Currency other than U.S. dollars will be made by wire transfer to such account maintained by the Holder with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, in Brussels, Belgium) or other jurisdiction acceptable to the Company and the Trustee as shall have been designated in writing on or prior to the relevant Record Date preceding the Interest Payment Date or 15 days preceding the maturity, as the case may be, by the registered Holder of such Note on the relevant Record Date or maturity, provided that, in the case of payment of principal of (and premium, if any) and any interest due at maturity, the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Such designation shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office in the Borough of Manhattan, the City of New York, and, unless revoked in writing, any such designation made with respect to any Note by a registered Holder will remain in effect with respect to any further payments with respect to such Note payable to such Holder. If a payment with respect to any such Note cannot be made by wire transfer because the required designation has not been received by the Trustee on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, upon the Trustee's receipt of such a designation, such payment will be made within five Business Days of such receipt. The Company will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but, except as otherwise specified in the applicable Pricing Supplement, any tax, assessment or governmental charge imposed upon payments will be borne by the Holders of the Notes in respect of which payments are made.

      Unless otherwise specified in the applicable Pricing Supplement, if the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component shall be divided or multiplied in the same proportions. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component (as hereinafter defined) shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to its proportionate share of the former component currency.

      Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars will provide that, in the event of an official redenomination of the Specified Currency, the obligations of the Company with respect to payments on such Notes shall, in all cases, be deemed immediately following such redenomination to provide for payment of that amount of the redenominated Specified Currency representing the amount of such obligations immediately before such redenomination.

      All determinations referred to above made by the Calculation Agent and the Exchange Rate Agent (except to the extent expressly provided herein or in the applicable Pricing Supplement) shall be, in the absence of manifest error, conclusive for all purposes and binding on holders of the Notes and the Company, and the Calculation Agent and the Exchange Rate Agent shall have no liability therefor.

      If the principal of (and premium, if any) or interest on any Note is payable in a Specified Currency other than U.S. dollars and such Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, or is no longer used by the government of the country issuing such currency or for settlement of transactions by public institutions of or within the international banking community, the Company will be entitled to satisfy its obligations to Holders of such Notes by making such payment in U.S. dollars on the basis of the noon buying rate in the City of New York for cable transfers in such Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Exchange Rate") for such Specified Currency on the second Business Day prior to the applicable payment date or, if the Exchange Rate is then not available, on the basis of the most recently available Exchange Rate.

      If payment on a Note is required to be made in ECUs and on a payment date with respect to such Note ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or are no longer used in the European Monetary System, then all such payments due on such payment date shall be made in U.S. dollars. The amount so payable on any payment date in ECUs shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis: The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECU as of the last date on which the ECU was used in the European Monetary System. The equivalent of the ECU in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Exchange Rate Agent on the basis of the Exchange Rates for the Components as of the second Business Day prior to such payment date or, if no Exchange Rates for one or more of the Components is available for such date, as of the most recently available Exchange Rates for the Components, or as otherwise indicated in the applicable Pricing Supplement.

EXCHANGEABLE NOTES

      The Company may from time to time offer Notes ("Exchangeable Notes") that are exchangeable at the option of the holder for securities, or cash representing the value of securities, of an entity unaffiliated with the Company, into a basket of such securities, an index or indices of such securities or any combination of the foregoing, all as may be set forth in the applicable Pricing Supplement. Exchangeable Notes may or may not bear interest or be issued with original issue discount or at a premium, all as may be specified in the applicable Pricing Supplement.

      Unless otherwise specified in the applicable Pricing Supplement, Exchangeable Notes will entitle the Holder thereof, during a period, or at specific times, to exchange such Note for the underlying security or securities constituting the underlying basket, index or indices of such securities (or combination thereof) at a specified rate of exchange. If so specified in the applicable Pricing Supplement, Exchangeable Notes will be redeemable at the option of the Company prior to maturity. If a Holder of an Exchangeable Note does not elect to exchange such Note prior to maturity or any applicable date for redemption therefor, such Holder will receive the principal amount of such Note or applicable redemption price, in cash.

      Upon exchange, at maturity or otherwise, the Holder of an Exchangeable Note may receive, at the specified exchange rate, either the underlying security or the securities constituting the relevant basket, index or indices or the cash value of such underlying security or securities, all as may be specified in the applicable Pricing Supplement. The underlying security or securities constituting any basket, index or indices may be the securities of either U.S. or foreign entities, or both, and the Exchangeable Notes may or may not provide for protection against fluctuations in the rate of exchange between the currency in which such Note is denominated and the currency or currencies in which the market prices of such underlying security or securities are quoted, all as may be specified in the applicable Pricing Supplement. Exchangeable Notes may have other terms, which will be specified in the applicable Pricing Supplement.

CURRENCY INDEXED NOTES

      The Company may from time to time offer Notes ("Currency Indexed Notes"), the principal amounts of which are payable at or prior to maturity and the amounts of interest payable on which and/or any premium payable with respect to which are determined by the rate of exchange between the Specified Currency and the other currency or composite currency or currencies specified as the Indexed Currency (the "Indexed Currency") or by reference to some other currency index or indices, in each case as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, Holders of Currency Indexed Notes will be entitled to receive a principal amount or portion thereof in respect of such Currency Indexed Notes exceeding the amount designated as the face amount of such Currency Indexed Notes in the applicable Pricing Supplement (the "Face Amount") if, at the stated maturity date, the rate at which the Specified Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Specified Currency, in the applicable Pricing Supplement (the "Base Exchange Rate") and will only be entitled to receive a principal amount in respect of such Currency Indexed Notes less than the Face Amount of such Currency Indexed Notes, if, at the stated maturity date, the rate at which the Specified Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate, in each case determined as described above in this section under "Payment of Principal and Interest." Information as to the relative historical value of the applicable Specified Currency against the applicable Indexed Currency, any currency and/or exchange controls applicable to such Specified Currency or Indexed Currency and any additional tax consequences to holders will be set forth in the applicable Pricing Supplement.
See "Foreign Currency Risks."

      Unless otherwise specified in the applicable Pricing Supplement, interest and/or any premium will be payable by the Company in the Specified Currency based on the Face Amount of the Currency Indexed Notes and at the rate and times and in the manner set forth herein and in the applicable Pricing Supplement.

OTHER INDEXED NOTES

      The Company may also from time to time offer Notes ("Other Indexed Notes"), the principal amounts of which are payable at or prior to maturity and the amounts of any interest payable on which and/or any premium payment with respect to which are determined with reference to a security, basket of securities, commodity or index (e.g., the difference in price of a specified security, basket of securities or commodity on certain dates, a securities or commodity index or any other index or indices). The applicable Pricing Supplement relating to such Other Indexed Notes will set forth the method by and the terms on which the amount of principal (payable on or prior to the maturity date), interest and/or any premium will be determined, any additional tax consequences to the holders of such Notes, a description of certain risks associated with investment in such Note and other information relating to such Notes.

      An investment in Currency Indexed Notes or Other Indexed Notes entails significant risks not associated with similar investments in a conventional debt security. If the interest rate on a Currency Indexed Note or an Other Indexed
Note is so indexed, it may result in payment of interest at a rate that is less than that payable on a conventional fixed rate debt security issued at the same time, including the possibility that no interest will be payable. If the principal amount is so indexed, the principal amount payable at maturity may be less than the original purchase price of such Note (if permitted pursuant to the terms of such Note), including the possibility that no principal will be paid. The market prices for such Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of the applicable currency, security, basket of securities, commodity or index, including the volatility of the Indexed Currency, security, basket of securities, commodity or index, the time remaining until the maturity of the Notes, the outstanding principal amount of the Notes and prevailing market interest rates. The value of the Indexed Currency, security, basket of securities, commodity or index will depend on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. Additionally, if the formula used to determine the principal amount, premium, if any, or rate of interest, if any, payable with respect to such Notes contains a multiple or leverage factor, the effect of any change in the Indexed Currency, security, basket of securities, commodity or index may be increased. The historical experience of the relevant currencies, securities, baskets of securities, commodities or indices should not be taken as an indication of future performance of such currencies, securities, baskets of securities, commodities or indices during the term of any Note.


EXTENSION OF MATURITY DATE

      The Pricing Supplement relating to each Note will indicate whether the Company has the option to extend the maturity date of such Note for one or more periods (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supplement.

      The Company may exercise such an option with respect to a Note by notifying the Trustee of such exercise at least 60 but not more than 75 days prior to the maturity date of such Note in effect prior to the exercise of such option (any such maturity date an "Original Maturity Date"). Not later than 55 days prior to the Original Maturity Date, the Trustee will mail to the Holder of such Note a notice (the "Extension Notice"), first class, postage prepaid setting forth (i) the election of the Company to extend the maturity date of such Note, (ii) the new maturity date, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread, the new Interest Reset Date(s), if any, and the new Interest Payment Date(s), if any, applicable to the Extension Period, and
(iv) the provisions, if any, for redemption and/or repayment during the Extension Period, including the date on which or the period or periods during which and the price at which such redemption and/or repayment may occur during the Extension Period. Upon the mailing by the Trustee of an Extension Notice to the Holder of a Note, the maturity date of such Note shall be extended automatically, and, except as modified by the Extension Notice and as described in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

      Notwithstanding the foregoing, not later than 20 days prior to an Original Maturity Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread, in the case of a Floating Rate Note, for the Extension Period by causing the Trustee to mail notice of such higher interest rate or higher Spread, as the case may be, first class, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the maturity date is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread, in the case of a Floating Rate Note, for the Extension Period, whether or not tendered for repayment.

      If the Company extends the maturity date of a Note, the Holder of such Note may have the option to elect repayment of such Note by the Company on the Original Maturity Date at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Maturity Date, the Holder thereof must follow the procedures set forth below in this section under "Repayment and Repurchase" for optional repayment, except that the period for delivery of such Note or notification to the Trustee shall be at least 25 but not more than 35 days prior to the Original Maturity Date and except that a Holder who has tendered a Note for repayment pursuant to an Extension Notice may, by written notice to the Trustee, revoke any such tender for repayment until the close of business on the tenth day prior to the Original Maturity Date.


REDEMPTION

      Unless otherwise specified in the applicable Pricing Supplement, the Notes will not have a sinking fund. Redemption Dates, if any, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and on the applicable Note. If no Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to maturity. On and after the Redemption Date, the related Fixed Rate Note or Floating Rate Note will be redeemable in whole, or in part in increments of $1,000, at the option of the Company at a redemption price equal to 100% of the principal amount to be redeemed, together with interest thereon payable to the Redemption Date (the "Redemption Price"), on notice given not more than 60 nor less than 30 days prior to the Redemption Date.


REPAYMENT AND REPURCHASE

      Notes may be subject to repayment at the option of the Holders thereof on their respective Optional Repayment Dates, if any. Optional Repayment Dates, if any, will be fixed at the time of sale and set forth in the applicable Pricing Supplement and on the applicable Note. Except as provided above in this section under "Extension of Maturity Date," if no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the Holder prior to maturity. On the Optional Repayment Date, the related Fixed Rate Note or Floating Rate Note will be repayable in whole, or in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $100,000), at the option of the Holder thereof at a price equal to 100% of the principal amount to be repaid, together with interest thereon payable to the Optional Repayment Date (the "Optional Repayment Price"). Unless otherwise specified in the applicable Pricing Supplement, for any Note to be repaid in whole or in part at the option of the Holder thereof, the Trustee must receive not less than 30 nor more than 60 days prior to the Optional Repayment Date (or such shorter period as is set forth above in this section under "Extension of Maturity Date") (i) the Note to be repaid with the form entitled "Option to Elect Repayment" set forth on the reverse of such Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the NASD or a commercial bank or a trust company in the U.S. setting forth the name of the Holder of the Note, the principal amount of the Note, the certificate number of the Note or a description of the Note's tenor or terms, the principal amount of the Note to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid with the form entitled "Option to Elect Repayment" set forth on the reverse of the Note duly completed will be received by such Trustee no later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed are received by the Trustee by such fifth Business Day. Exercise of the repayment option shall be irrevocable (except as set forth above under "Extension of Maturity Date").

      If a Note is represented by a Global Security, the Depositary's nominee will be the Holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different deadlines for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the time by which such an instruction must be given in order for timely notice to be delivered to the Depositary.

      The applicable Pricing Supplement may provide that the maturity of a Floating Rate Note will be automatically extended for a specified period or periods, unless the Holder thereof elects during a designated period to terminate the automatic extension of the maturity of such Floating Rate Note by following the procedures set forth in the applicable Pricing Supplement and in such Floating Rate Note.

      The Company may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

BOOK-ENTRY SYSTEM

      Book-Entry Notes may be issued in whole or in part in the form of one or more fully-registered Global Securities which will be deposited with, or on behalf of, the Depositary and registered in the name of its nominee. Except as set forth below, a Global Security may not be transferred except as a whole by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor.

      The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited- purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

      Upon issuance of any Notes by the Company that will be represented by a Global Security, the Depositary will credit on its book-entry system the respective principal amounts of the Notes represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by the Agents, or by the Company if such Notes are offered and sold directly by the Company. Ownership of beneficial interest in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary's participants or persons that may hold interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a Global Security.

      So long as the Depositary for a Global Security, or its nominee, is the registered owner of a Global Security, such Depositary or nominee, as the case may be, will be considered the sole owner or Holder of the Note represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by Global Securities registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture.

      Principal and interest payments on the Notes registered in the name of the Depositary or its nominee will be made by the Company to the Depositary or its nominee, as the case may be, as the registered owner of a Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests and each of them may act or refrain from acting without liability on any information provided by the Depositary. The Company expects that the Depositary, upon receipt of any payment of principal or interest in respect of a Global Security, will credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

      Unless otherwise specified in the applicable Pricing Supplement, a Note will be issued initially as a Book- Entry Note. Except as set forth in this paragraph, Book-Entry Notes will only be issued in the form of Global Securities. If the Depositary is at any time unwilling or unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, the Company will issue Notes in definitive form in exchange for all outstanding Global Securities. In addition, the Company (but not a Holder) may at any time determine not to have Notes represented by a Global Security and, in such event, will issue Notes in definitive form in exchange for all such Global Securities. In any such instance, an owner of a beneficial interest in the one or more Global Securities to be exchanged will be entitled to physical delivery in definitive form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued in denominations of $25,000 and integral multiples of $1,000 in excess thereof, except as otherwise specified in the applicable Pricing Supplement, and will be issued in registered form only, without coupons.

                             FOREIGN CURRENCY RISKS

      An investment in Notes that are denominated in a Specified Currency other than U.S. dollars, or the principal, premium and/or any interest of which are determined by reference to a currency or currency index or indices, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on factors over which the Company has no control, such as economic and political events and/or the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of a Specified Currency other than U.S. dollars against the U.S. dollar could result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to the investor on a U.S. dollar basis.

      Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency for making payments with respect to a Note. There can be no assurance that exchange controls will not restrict or prohibit payments in any such currency or currency unit. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note would not be available to make payments when due. In that event, the Company will repay in U.S. dollars on the basis of the most recently available Exchange Rate. See "Description of the Notes-Payment of Principal and Interest."

      THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A SPECIFIED CURRENCY OTHER THAN UNITED STATES DOLLARS, OR THE PRINCIPAL OF OR THE PREMIUM AND/OR ANY INTEREST ON WHICH ARE DETERMINED BY REFERENCE TO A CURRENCY OR CURRENCY INDEX OR INDICES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN A SPECIFIED CURRENCY OTHER THAN UNITED STATES DOLLARS, OR AS TO WHICH THE PRINCIPAL, PREMIUM AND/OR ANY INTEREST IS DETERMINED BY REFERENCE TO A CURRENCY OR CURRENCY INDEX OR INDICES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

      Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on Notes made in a Specified Currency other than U.S. dollars will be made from an account with a bank located in the country issuing the Specified Currency (or, with respect to Notes denominated in ECUs, in Brussels, Belgium). See "Description of the Notes--Payment of Principal and Interest."

      Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars or ECUs will not be sold in, or to residents of, the country issuing the Specified Currency in which particular Notes are denominated. Except as set forth under "Certain United States Federal Tax Consequences," the information set forth in this Prospectus Supplement is directed to prospective purchasers who are U.S. residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal (and premium, if any) and any interest with respect to the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

      The Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on the Notes were commenced in a court in the United States, it is likely that such court would grant judgment relating to the Notes only in U.S. dollars. It is not clear, however, whether in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. New York statutory law provides, however, that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following general discussion summarizes certain material federal income tax aspects of the acquisition, ownership and disposition of the Notes. This discussion is a summary for general information only and does not consider all aspects of federal income taxation that may be relevant to the purchase, ownership and disposition of the Notes by a prospective investor in light of his or her personal circumstances. In particular, not discussed are the federal income tax consequences of ownership of Notes by persons that do not hold the Notes as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or by investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that hold the Notes as part of a "straddle," a "hedge" against currency risk, or a "conversion transaction," persons that have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, the discussion is generally limited to the tax consequences to initial holders. It also does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction nor, except to a limited extent under "Non- U.S. Holders," any U.S. federal estate or gift tax consequences.

      This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis; accordingly, any such change could affect the continuing validity of this discussion.

      PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS. ADDITIONAL FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO PARTICULAR NOTES MAY BE SET FORTH IN THE APPLICABLE PRICING SUPPLEMENT.

      Special considerations relevant to the federal income taxation of payments on Notes denominated in a Specified Currency other than the U.S. dollar or indexed to changes in exchange rates ("Foreign Currency Notes") are discussed separately below under the heading "Foreign Currency Notes." Those relevant to the federal income taxation of payments on any Note with respect to which the interest and/or principal is indexed to property other than foreign currency and which is not a "variable rate debt instrument" (discussed below under the heading "Stated Interest; Original Issue Discount") are discussed generally below under the headings "Indexed Notes" and "Exchangeable Notes." The discussion below assumes that the Notes will be treated as debt for federal income tax purposes and will be issued in registered form. However, it is possible that some contingent payment arrangements would not be treated as debt for federal income tax purposes. Holders should consult their own tax advisors with respect to whether any contingent payment obligations, including Indexed Notes or Exchangeable Notes, are debt.

U.S. HOLDERS

      The following discussion is limited to the federal income tax consequences relevant to a holder of a note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, or (iii) an estate or trust, the income of which is subject to federal income tax regardless of the source (a "U.S. Holder"). For taxable years beginning after December 31, 1996, a trust that holds Notes will be a U.S. Holder if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more U.S. fiduciaries have the authority to control all decisions of the trust. Certain federal income tax consequences relevant to a holder other than a U.S. Holder (a "Non-U.S. Holder") are discussed separately below.


STATED INTEREST; ORIGINAL ISSUE DISCOUNT

      Except as set forth below, interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes. U.S. Holders of Notes that bear original issue discount ("OID") and that mature more than one year from the date of issuance will generally be required to include OID in income as it accrues in advance of the receipt of cash attributable to such income, whether such Holder uses the cash or accrual method of accounting.

      Regulations (the "OID Regulations") concerning the federal income tax treatment of debt instruments issued with OID contain an anti-abuse rule that provides that, if a principal purpose in structuring a debt instrument or engaging in a transaction is to achieve a result that is unreasonable in light of the purposes of the applicable statutes, the Commissioner of Internal Revenue can apply or depart from the regulations as necessary or appropriate to achieve a reasonable result. Whether a result is unreasonable is determined based on all the facts and circumstances. Although the Company does not believe that any of the Notes will be structured with such a principal purpose, there can be no assurance that the Internal Revenue Service (the "Service") will agree with such position.

      The amount of OID, if any, on a Note is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutory de minimis exception. For this purpose, de minimis OID is OID that is less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to its maturity from the issue date. If the amount of OID is de minimis, it is deemed to be zero.

      Generally, the issue price of a Note will be the initial offering price to the public. The issue price may be reduced in certain circumstances by an amount equal to the portion of the initial purchase price of the Note equal to pre-issuance accrued interest. A U.S. Holder may elect, in certain circumstances, to decrease the issue price and the stated redemption price at maturity by the amount of pre-issuance accrued interest and offset such pre-issuance accrued interest by an equal amount of stated interest payable on the first interest payment date.

      A Note's stated redemption price at maturity includes all payments required to be made over the term of the Note other than the payment of "qualified stated interest," which is defined as interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate or, in the circumstances described below, a qualified floating rate or objective rate on a variable rate note. If a debt instrument provides for alternate payment schedules upon the occurrence of one or more contingencies the yield and maturity of the debt instrument are computed based on a single payment schedule if, based on all the facts and circumstances, that schedule is significantly more likely than not to occur. This rule only applies if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date. If no one payment schedule is significantly more likely than not to occur, the rules for contingent payment debt obligations described below under the heading "Indexed Notes" will apply. However, if a debt instrument provides for one or more alternative payment schedules, but all possible payment schedules under the terms of the instrument result in the same fixed yield, that yield is the yield of the instrument.

      Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment within a reasonable grace period) or non-payment a remote contingency. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between stated interest payments. Thus, if the interval between payments varies during the term of the instrument, the value of the fixed rate on which payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval preceding the payment.

      A U.S. Holder (whether on the cash or accrual method of accounting) of a Note with an original maturity of more than one year must include in income for the taxable year the sum of the daily portions of OID for each day of the taxable year on which the U.S. Holder held the Note. The daily portions of OID are determined by determining the OID attributable to each accrual period and allocating a ratable portion of such amount to each day in the accrual period. The accrual period may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal and interest occurs on the final day of an accrual period or on the first day of an accrual period. In general, OID allocable to an accrual period equals the product of the (i) adjusted issue price at the beginning of the accrual period (i.e., the original issue price plus previously-accrued OID minus previous payments other than payments of qualified stated interest) multiplied by the original yield to maturity of the Note (determined on the basis of compounding at the end of each accrual period) minus (ii) the amount of qualified stated interest allocable to the accrual period.

      The OID Regulations provide special rules for determining the amount of OID allocable to a period when there is unpaid qualified stated interest, for short initial and final accrual periods, and for determining the yield to maturity of debt instruments subject to certain contingencies as to the timing of payments, including debt instruments that provide for options to accelerate or defer any payments, and debt instruments with indefinite maturities. For example, the maturity date and yield of a debt instrument with put or call options are determined under special rules. In general, an issuer is deemed to exercise or not exercise an option in a manner that minimizes the yield on the debt instrument and a holder is deemed to exercise or not exercise an option in a manner that maximizes the yield on the debt instrument. Under the OID Regulations, options to convert debt into stock of the issuer or into stock or debt of certain related parties or into cash or other property in an amount equal to the approximate value of such stock or debt are disregarded in determining OID. Under the Code and the OID Regulations, U.S. Holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

Variable Rate Notes

      The OID Regulations contain special rules for determining the accrual of OID and the amount of qualified stated interest on a "variable rate debt instrument." For purposes of these regulations, a variable rate debt instrument is a debt instrument that: (1) has an issue price that does not exceed total noncontingent principal payments by more than a specified amount; (2) provides for stated interest (compounded or paid at least annually) at (a) one or more "qualified floating rates", (b) a single fixed rate and one or more qualified floating rates, (c) a single "objective rate," or (d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate"; (3) provides that a qualified floating rate or objective rate in effect at any time during the term of the instrument is set at a current value of that rate; and (4) except as permitted in clause (1), does not provide for any principal payments that are contingent.

      For purposes of determining if a Note is a variable rate debt instrument, a floating rate is a "qualified floating rate" if variation in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly-borrowed funds in the currency in which the debt instrument is denominated. A multiple of a qualified floating rate is generally not a qualified floating rate, unless it is either (a) a product of a qualified rate times a fixed multiple greater than .65 but not more than 1.35 or (b) a multiple of the type described in (a) increased or decreased by a fixed rate. If a debt instrument provides for two or more qualified floating rates that can reasonably be expected to have approximately the same value throughout the term of the instrument, the qualified rates will be considered a single qualified rate. Two or more qualified floating rates will be considered to have approximately the same value throughout the term of the instrument if the values of the rates on the date of issuance are within 25 basis points of each other.

        An objective rate is a rate (other than a qualified floating rate) that is determined using a single fixed formula and is based on objective financial or economic information, including, for example, a rate based on one or more qualified floating rates or a rate based on the yield of actively-traded personal property (within the meaning of section 1092(d)(1) of the Code). The rate, however, must not be based on information that is within the control of the issuer (or a related party) or that is, in general, unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock. In addition, the Service may designate other variable rates as objective rates. Restrictions on a minimum interest rate ("floor") or maximum interest rate ("cap"), or the amount of increase or decrease in the stated interest rate ("governor"), generally will not result in the rate failing to be treated as a qualified floating rate or an objective rate, if the restriction is fixed throughout the term of the instrument or the cap, floor, or governor is not reasonably expected to affect the yield significantly as of the date of issuance. However, a rate is not an objective rate if it is reasonably expected to result in an average value of a rate of interest over the first half of the instrument's term that is significantly less or more than the average value of the rate during the final half of the instrument's term, i.e., if there is a significant front loading or back loading of interest. A "qualified inverse floating rate" is a rate that is equal to a fixed rate minus a qualified floating rate if variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding any cap, floor or governor).

      Under the OID Regulations, for purposes of determining the amount and accrual of OID and qualified stated interest, a debt instrument providing for a qualified floating rate or qualified inverse floating rate is generally converted to an equivalent fixed rate debt instrument by assuming that each qualified floating rate or qualified inverse floating rate, respectively, will remain at its value as of the issue date. A debt instrument providing for an objective rate (other than a qualified inverse floating rate) is converted to an equivalent fixed rate debt instrument by assuming that the objective rate will equal a fixed rate that reflects the yield that is reasonably expected for the instrument. The rules applicable to fixed rate debt instruments are then applied to determine the OID accruals and the qualified stated interest payments on the equivalent fixed rate debt instruments. Appropriate adjustments are made to the extent the interest or OID actually accrued or paid differs from that assumed on the equivalent fixed rate debt instrument.

Elections to Treat all Interest as OID

      Under the OID Regulations, a U.S. Holder may elect in the year of acquisition of a Note (which election is irrevocable without the consent of the Commissioner) to account for all interest on the Note in the same manner as OID. For this purpose "interest" includes stated interest, OID, de minimis OID, market discount, de minimis market discount, amortizable bond premium, acquisition premium or acquisition discount. If this election is made, the U.S. Holder may be subject to the conformity requirements of sections 171(c) and 1278(b) of the Code, which may require the amortization of bond premium and the accrual of market discount on other debt instruments held by the same U.S. Holder.

Short-Term Notes

      In general, an individual or other cash method U.S. Holder of a Note that has an original maturity of not more than one year from the date of issuance (a "short-term Note") is not required to accrue OID unless he or she elects to do so. Such an election applies to all short-term Notes acquired by the U.S. Holder during the first taxable year for which the election is made and all subsequent taxable years of the U.S. Holder, unless the Service consents to a revocation. U.S. Holders who report income for federal income tax purposes on the accrual method, as well as certain other U.S. Holders and electing cash method U.S. Holders, are required to include OID on such short-term Notes in income on a straight-line basis, unless an irrevocable election with respect to any short-term Note is made to accrue the OID according to a constant interest rate based on daily compounding. In the case of a U.S. Holder who is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to the constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing U.S. Holders who are not subject to the current inclusion requirement described above will be required to defer deductions for any interest paid on indebtedness allocable to such short-term Notes in an amount not exceeding the deferred income until such income is realized.

MARKET DISCOUNT

      If a Note (other than a short-term Note described above) is acquired at a "market discount," some or all of any gain realized upon a sale or other disposition or payment at maturity, or some or all of a partial principal payment, of such Note may be treated as ordinary income, as described below. For this purpose, "market discount" is the excess (if any) of the stated redemption price at maturity over the purchase price, subject to a statutory de minimis exception. In the case of a Note issued with OID, in lieu of using stated redemption price, revised issue price (i.e., the sum of the issue price and the aggregate amount of OID includible for all holders before the acquisition and presumably less payments made on the Note other than qualified stated interest) is used. Unless a U.S. Holder has elected to include the market discount in income as it accrues, any gain realized on any subsequent disposition of such Note (other than in connection with certain nonrecognition transactions) or payment at maturity, or some or all of any partial principal payment on such Note, will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such Note was held.

      The amount of market discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the Note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the Note up to and including the date of its maturity, or (ii) if the U.S. Holder so elects, on a constant interest rate method. A U.S. Holder may make that election with respect to any Note but, once made, such election is irrevocable.

      In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. Holder of a Note acquired at a market discount may elect to include market discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all Notes and other obligations of the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made and all subsequent taxable years of the U.S. Holder, unless the Service consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the Note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

      If the U.S. Holder makes the election to treat as OID all interest on a debt instrument that has market discount, the U.S. Holder is deemed to have made the election to accrue currently market discount on all other debt instruments with market discount. In addition, if the U.S. Holder has previously made the election to accrue market discount currently, the conformity requirements of that election are met for debt instruments with respect to which the U.S. Holder elects to treat all interest as OID.

      Unless a U.S. Holder who acquires a Note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such Notes in an amount not exceeding the deferred income until such income is realized.


PREMIUM

      If a subsequent U.S. Holder purchases a Note issued with OID at an "acquisition premium," the U.S. Holder reduces the amount of OID includible in income in each taxable year by that portion of the acquisition premium allocable to that year. A Note is purchased at an acquisition premium if, immediately after the purchase, the purchaser's adjusted basis in the Note is greater than the adjusted issue price -- but not greater than all amounts payable on the instrument after the purchase date (other than qualified stated interest) (i.e., the Note is not purchased at a "bond premium"). In general, the reduction in OID allocable to acquisition premium is determined by multiplying the daily portion of OID by a fraction, the numerator of which is the excess of the U.S. Holder's adjusted basis in the Note immediately after the acquisition over the adjusted issue price of the Note and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date (other than payments of qualified stated interest) over the Note's adjusted issue price. Rather than apply the above fraction, the U.S. Holder who, as discussed above, elects to treat all interest as OID would treat the purchase at an acquisition premium as a purchase at original issuance and calculate OID accruals on a constant yield to maturity basis.

      If a U.S. Holder purchases a Note and immediately after the purchase the adjusted basis of the Note exceeds the sum of all amounts payable on the instrument after the purchase date, other than qualified stated interest, the Note has "bond premium." Proposed regulations generally proposed to be effective 60 days after the final regulations are published, contain special rules for determining adjusted basis for this purpose. For example, under the proposed regulations, a U.S. Holder's basis in a convertible bond is reduced by the value of the conversion privilege. A U.S. Holder that purchases a Note at a bond premium is not required to include any OID in income. In addition, a U.S. Holder may elect to amortize such bond premium over the remaining term of such Note (or, in certain circumstances, until an earlier call date). Under the proposed regulations, that election must be made with a timely-filed federal income tax return for the first taxable year to which the U.S. Holder wishes the election to apply.

      If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the Note's yield to maturity. Under the proposed regulations, if such bond premium allocable to an accrual period is in excess of qualified stated interest allocable to that period, such premium is carried to the next accrual period and offsets qualified stated interest in such period. The proposed regulations also contain rules for determining bond premiums on variable rate debt instruments and for bonds with alternative payment schedules that are not treated as contingent payment obligations. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing its gain or loss upon the sale or other disposition or payment of the principal amount of the Note.

      An election to amortize premium will apply to amortizable bond premium on all Notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or thereafter acquired, and may be revoked only with the consent of the Service. The election to treat all interest, including for this purpose amortizable premium, as OID is deemed to be an election to amortize premium under section 171(c) of the Code for purposes of the conformity requirements of that section. In addition, if the U.S. Holder has already made an election to amortize premium, the conformity requirements will be deemed satisfied with respect to any Notes for which the U.S. Holder makes an election to treat all interest as OID.


SALE, EXCHANGE, REDEMPTION OR REPAYMENT OF THE NOTES

      Upon the disposition of a Note by sale, exchange, redemption, or repayment, the U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis in a Note generally will equal the cost of the Note (net of accrued interest) to the U.S. Holder, increased by amounts includible in income as OID or market discount (if the holder elects to include market discount in income on a current basis) and reduced by any amortized bond premium and any payments (other than payments of qualified stated interest) made on such Note.

      Because the Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules or rules relating to short-term Notes otherwise provide) will generally constitute capital gain or loss and will be mid-term gain or loss if the U.S. Holder has held such Note for longer than one year but not more than 18 months, and long-term capital gain or loss if held for more than 18 months. In certain circumstances, if an issuer were found to have had an intention, at the time its debt obligations were issued, to call such obligations before maturity, gain would be ordinary income to the extent of any unamortized OID. The OID Regulations clarify that this rule will not apply to publicly-offered debt instruments.


FOREIGN CURRENCY NOTES

      The following discussion applies to Foreign Currency Notes that are not denominated in or indexed to a currency that is considered a "hyperinflationary" currency, that are not contingent payment debt instruments and that are not "dual currency notes". Special U.S. tax considerations applicable to obligations denominated in or indexed to a hyperinflationary currency or to dual currency Notes will be discussed in the applicable Pricing Supplement.

      In general, a U.S. Holder that uses the cash method of accounting and holds a Foreign Currency Note will be required to include in income the U.S. dollar value of the amount of interest income received, whether or not the payment is received in U.S. dollars or converted into U.S. dollars. The U.S. dollar value of the amount of interest received is the amount of foreign currency interest paid, translated into U.S. dollars at the spot rate on the date of receipt. The U.S. Holder will not have exchange gain or loss on the interest payment itself, but may have exchange gain or loss when it disposes of any foreign currency received.

      A U.S. Holder on the accrual method of accounting is generally required to include in income the dollar value of interest accrued during the accrual period. Accrual basis U.S. Holders may determine the amount of income recognized with respect to such interest in accordance with either of two methods. Under the first method, the dollar value of accrued interest is translated at the average rate for the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). For this purpose, the average rate is the simple average of spot rates of exchange for each business day of such period or other average exchange rate for the period reasonably derived and consistently applied by the U.S. Holder. Under the second method, a U.S. Holder can elect to accrue interest at the spot rate on the last day of the interest accrual period (in the case of a partial accrual period, the last day of the taxable year) or, if the last day of an interest accrual period is within five business days of the receipt, the spot rate on the date of receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired and will be irrevocable without the consent of the Service. An accrual basis U.S. Holder will recognize exchange gain or loss, as the case may be, on the receipt of a foreign currency interest payment if the exchange rate on the date payment is received differs from the rate applicable to the previous accrual of that interest income. The foreign currency gain or loss will generally be treated as U.S.
source ordinary income or loss.

      OID on a Foreign Currency Note is determined in the foreign currency and is translated into U.S. dollars in the same manner that an accrual basis U.S. Holder accrues stated interest. Exchange gain or loss will be determined when OID is considered paid to the extent the exchange rate on the date of payment differs from the exchange rate at which the OID was accrued.

      The amount of market discount on a Foreign Currency Note includible in income will generally be determined by computing the market discount in the foreign currency and translating that amount into dollars on the spot rate on the date the Foreign Currency Note is retired or otherwise disposed of. If the U.S. Holder accrues market discount currently, the amount of market discount which accrues during any accrual period is determined in the foreign currency and translated into U.S. dollars on the basis of the average exchange rate in effect during the accrual period. Exchange gain or loss may be recognized to the extent that the rate of exchange on the date of the retirement or disposition of the Note differs from the exchange rate at which the market discount was accrued.

      Amortizable bond premium on a Foreign Currency Note is also computed in units of foreign currency and, if the U.S. Holder elects, will reduce interest income in units of foreign currency. At the time amortized bond premium offsets interest income (i.e., the last day of the tax year in which the election is made and the last day of each subsequent tax year), exchange gain or loss with respect to amortized bond premium is recognized and is measured by the difference between exchange rates at that time and at the time of the acquisition of the Note.

      With respect to the sale, exchange, retirement or repayment of a Note denominated in a foreign currency, the foreign currency amount realized will be considered to be first, the payment of accrued but unpaid interest (on which exchange gain or loss is recognized as described above), second, accrued but unpaid original issue discount (on which exchange gain or loss is recognized as described above), and finally, as a payment of principal. With respect to such payment of principal, (i) gain or loss is computed in foreign currency and translated on the date of retirement or disposition and (ii) exchange gain or loss is separately computed on the foreign currency amount of principal that is repaid to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date the Note was acquired, or deemed acquired. Exchange gain or loss computed on accrued interest, OID, market discount and principal is recognized, however, only to the extent of total gain or loss on the transaction. For purposes of determining the total gain or loss on the transaction, a U.S. Holder's tax basis in the Note generally will equal the U.S. dollar cost of the Note (as determined below), increased by the U.S. dollar amounts includible in income as accrued interest, OID, or market discount (if the Holder elects to include such market discount in income on a current basis) and reduced by the U.S. dollar amount of amortized bond premium and of any payments other than payments of qualified stated interest. A U.S. Holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such currency on the date of receipt.

      In the case of a Note denominated in foreign currency, the cost of the Note to the U.S. Holder will be the U.S. dollar value of the foreign currency purchase price translated at the spot rate on the date of purchase (or, in some cases, the settlement date). The conversion of U.S. dollars into a foreign currency and the immediate use of that currency to purchase a Foreign Currency Note generally will not result in a taxable gain or loss for a U.S.
Holder.


EXCHANGEABLE NOTES

      As described below under the heading "Indexed Notes", certain debt instruments calling for contingent payments are subject to the rules that generally call for the current accrual of OID based upon a projected yield and payment schedule, and adjustments are made to the extent that the actual amount that a U.S. Holder receives differs from the amount that such Holder has taken into account under the projected payment schedule. To the extent Notes are physically settled in stock or other property rather than in cash, a U.S. Holder will have income as described above and under the heading "Indexed Notes", and such Holder's basis in any stock or other property received on the payment of the Exchangeable Note should equal the fair market value of the stock or other property at the time of receipt. Prospective purchasers of Exchangeable Notes should consult their own tax advisors concerning whether Exchangeable Notes will be subject to the rules for contingent debt obligations. In particular, if a U.S. Holder's right to the return of principal is substantially contingent, such Holder should consult its advisors as to whether such obligations will be treated as debt for federal income tax purposes. Any additional considerations relevant to the federal income tax treatment of Holders of an Exchangeable Note will be discussed in the applicable Pricing Supplement.

INDEXED NOTES

      Under final regulations ("the Contingent Debt Regulations") generally effective for debt instruments issued on or after August 13, 1996, certain debt instruments calling for one or more contingent payments are subject to special rules.

      In general, under the Contingent Debt Regulations, the amount of interest on a contingent debt instrument issued for money that is taken into account for each accrual period is computed by determining a yield for the debt instrument as described below, then constructing a projected payment schedule for the debt instrument that produces that yield, and finally applying rules similar to those for accruing OID on a non-contingent debt instrument. The issuer's projected payment schedule must be used to determine the U.S. Holder's interest accruals and adjustments, unless the issuer does not create a payment schedule or the U.S. Holder determines that the issuer's projected payment schedule is unreasonable, in which case the U.S. Holder must disclose its own schedule in connection with its federal income tax return and the reason(s) why it is not using the issuer's projected payment schedule.

      In general, the yield on a contingent bond is determined by reference to the comparable yield at which the issuer would issue a fixed-rate debt instrument with terms and conditions similar to those of the contingent debt instrument, including the level of subordination, term, timing of payments, and general market conditions. If a hedge is available and the combined cash flows of the hedge and the contingent payment debt instrument would permit the calculation of a yield to maturity such that the debt instrument and the hedge could be integrated into a synthetic fixed-rate instrument, the comparable yield is the yield that the synthetic fixed-rate instrument would have. However, if a substantial part of the issue is being marketed to persons for whom the inclusion of interest is not expected to have a substantial effect on their federal income tax liability and the instrument provides for one or more non-market based contingent payments, the yield of the contingent payment debt instruments is presumed to be the applicable federal rate ("AFR").

      Under the Contingent Debt Regulations, if the actual contingent payments made on a debt instrument in a taxable year differs from the projected contingent payments, adjustments must be made for such differences. A positive adjustment i.e. the amount by which an actual payment exceeds a projected payment, is treated as additional interest. A negative adjustment first reduces the amount of interest required to be accrued in the current year. Any excess is treated as an ordinary loss to the U.S. Holder to the extent cumulative prior interest accruals exceeded any negative adjustments in prior years. Any negative adjustment in excess of those amounts is carried over to a subsequent year and reduces the amount that would otherwise accrue in such subsequent year or the amount realized on disposition of the debt instrument.

      A U.S. Holder's basis in a contingent debt obligation is increased by the portion of the projected contingent payment accrued by the holder under the projected payment schedule (determined without regard to adjustments made to reflect differences between actual and projected payments) and reduced by the amount of any non-contingent payments and the projected amount of any contingent payments previously made. Gain on the sale, exchange, or retirement of a contingent payment debt obligation generally would be treated as ordinary income. Losses, on the other hand, would be treated as ordinary only to the extent of the U.S. Holder's prior net interest inclusions (reduced by the total net negative adjustments previously allowed to the U.S. Holder as an ordinary loss) and capital to the extent in excess thereof.

      The Contingent Debt Regulations do not apply to variable rate debt instruments, certain debt instruments that provide for alternative payment schedules, REMIC interests and certain other debt instruments that are subject to prepayment, or debt instruments that provide for payments denominated in, or determined by reference to, a nonfunctional currency that is subject to section 988 of the Code. Special rules are provided in the Contingent Debt Regulations for accounting for market discount and premium on contingent Notes.

      Recently enacted legislation requires holders of certain contingent debt obligations that enter into or acquire certain offsetting positions may be required to recognize gain but not loss of the contingent debt obligation on the date that the offsetting position is acquired.


EXTENDIBLE NOTES

      A Note may provide the Company with the option to extend its maturity and, in connection therewith, to reset the interest rate or spread and establish new interest reset dates, new interest payment dates and new provisions for redemption or optional repayment.

      Although there is no specific authority on this issue dealing with instruments substantially similar to the Notes, the extension of the maturity date of an outstanding Note, for federal income tax purposes, may be considered to be an exchange on the maturity date of the original Note (the "Original Note") for a new Note (the "New Note"), in what generally would be treated as a taxable sale, exchange or redemption, as described above.

      The consequences to a U.S. Holder of treating the extension of a maturity date or a change in the terms of the Notes as a sale or exchange of the Original Note for a New Note will depend upon the facts and circumstances, including, for example, whether the Original Note is a "security" for federal income tax purposes, whether either Note is publicly traded, whether section 368(a)(1)(E) of the Code applies to the exchange, and whether the U.S. Holder's basis in the Original Note differs from the issue price of the New Note.

      The Service has issued final regulations that are intended to be effective with respect to modifications of debt instruments that are made on or after September 24, 1996. Under these regulations, a significant modification of a debt instrument generally is considered to result in a deemed exchange. Under the final regulations, a "modification" is any alteration of a legal right of the issuer or a holder of a debt instrument that does not occur by operation of the original terms of the instrument. In addition, certain alterations are modifications even if they occur by operation of such original terms. For example, any substitution of an obligor, addition or deletion of a co-obligor or a change (in whole or in part) in the recourse nature of the instrument is a modification. In addition, any alteration that results in an instrument or property right that is not debt is a modification, unless it occurs pursuant to a Holder's option under the terms of the instrument to convert the debt into issuer equity. Furthermore, an alteration that results from the exercise of an option provided to an issuer or holder is a modification, unless the option is unilateral and, in the case of a holder, the exercise of the option does not result (or, in the case of a variable or contingent payment, is not reasonably expected to result) in a deferral or a reduction in any scheduled payment of interest or principal. An option is not unilateral if it requires the consent of the other party. Since the holder of a Note may have the option to elect repayment on the Original Maturity Date if the issuer extends, the option to extend may not be unilateral.

      The regulations also provide rules for purposes of determining when a modification is significant. In general, a modification is significant if, based on all facts and circumstances, the legal rights and obligations changed, and/or the degree to which they are being changed, are economically significant. The regulations provide that a change in the yield of a fixed-rate instrument is a significant modification if the yield varies from the annual yield by more than 1/4 of one percent or 5 percent of the original annual yield. In the case of variable rate instruments, the above rule applies by deeming the annual yield of the variable rate instrument to equal the annual yield of an equivalent fixed-rate instrument. Whether the change in the yield of a contingent payment debt obligation is significant is determined under the general rules. An extension of final maturity is not a significant modification if it does not extend the maturity longer than the lesser of five years or 50 percent of the original term of the instrument.

      Under the OID Regulations, the Company's right to extend the maturity of a Note may impact the Note's yield to maturity for purposes of calculating the amount of OID on a Note. For example, if the Note's yield to maturity (taking into account the extension) would be less than such yield (absent the extension), OID would be accrued assuming that the Note were extended.


BACKUP WITHHOLDING

      A U.S. Holder of a Note may be subject to U.S. backup withholding at the rate of 31% with respect to interest and principal paid on the Note, unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates that status or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. U.S. Holders of Notes should consult their tax advisors as to their qualification for exemption from U.S. backup withholding and the procedure for obtaining such an exemption.

Any amount paid as backup withholding would be creditable against the U.S. Holder's federal income tax liability, provided the requisite information were provided to the Service.

NON-U.S. HOLDERS

UNITED STATES INCOME AND ESTATE TAX CONSEQUENCES

      The following is a brief summary of the U.S. federal income and estate tax consequences that may be applicable to Non-U.S. Holders of the Notes. This discussion does not deal with all aspects of United States taxation that may be relevant to the purchase, ownership or disposition of the Notes by any particular Non-U.S. Holder in light of his or her personal circumstances. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not itself subject to U.S. federal income tax on the disposition of its Note.

      For purposes of the following discussion, interest (including OID) and gain on the sale, exchange or other disposition of a Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or to a fixed base) in the United States.


INTEREST AND ORIGINAL ISSUE DISCOUNT

      Subject to the discussion below concerning backup withholding, generally any interest or OID paid to a Non-U.S. Holder of a Note that is not "U.S. trade or business income" will not be subject to U.S. federal income tax if the interest (or OID) qualifies as "portfolio interest." Generally (and except as described below under the heading "Indexed Notes"), interest on registered Notes with a maturity of more than 183 days will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address, and (iii) the Non-U.S. Holder is not a bank that is receiving the interest (or OID) on a loan made in the ordinary course of its business.

      The gross amount of payments on a note with a maturity of more than 183 days to a Non-U.S. Holder of interest or OID that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax and withholding at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly-executed Form 1001 or Form 4224 (or such successor form as the Service designates), as applicable, prior to the payment of interest or OID. These forms must be periodically updated. Under proposed regulations, the Forms 1001 and 4224 will be replaced by Form W-8. Also under proposed regulations, a Non- U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the proposed regulations for payments through qualified intermediaries. The proposed regulations generally are proposed to be effective for payments made after December 31, 1997.

      Under recently enacted legislation, and temporary regulations effective for payments made on or after January 1, 1998, holders that are "hybrid entities," e.g. entities that are classified as partnerships for U.S. purposes and as corporations for foreign tax purposes, may be denied treaty benefits in certain circumstances.


INDEXED NOTES AND EXCHANGEABLE NOTES

      The Service has stated that it is considering various issues relating to the treatment of Non-U.S. Holders of contingent payment debt obligations, including the possibility of tax avoidance that may arise when a contingent payment debt obligation is structured with payments that approximate the yield on an equity security (including coordination with the rules for taxation of foreign investments in U.S. real property). Subject to certain exceptions, the portfolio interest exception from withholding tax does not apply to certain payments of contingent interest if: (1) the amount of interest is determined by reference to (i) receipts, sales or other cash flows of the Company or a related person, (ii) any income or profits of the Company or a related person, (iii) any change in the value of any property of the Company or a related person, or (iv) any dividend, partnership distributions, or similar payments made by the Company or a related person; or (2) the interest is identified in regulations not yet issued as contingent interest for which the portfolio interest exception should be denied. As discussed above, gain from the sale of certain contingent payment debt obligations is also treated as interest under the Contingent Debt Regulations and, accordingly, could be subject to U.S. federal income tax withholding at the 30% rate if on an Indexed Note that was not eligible for the portfolio interest exception.


SALE OF NOTES

      Except as described below and subject to the above discussion concerning backup withholding and Indexed Notes, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, or repayment of a Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code applicable to certain U.S. expatriates.


UNITED STATES FEDERAL ESTATE TAX

      Except with respect to Notes that bear contingent interest that is not eligible for the portfolio interest exception, to Notes with a maturity of 183 days or less, and to Notes that bear interest that is deemed to be U.S. trade or business income, Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to United States federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company.


INFORMATION REPORTING AND BACKUP WITHHOLDING

      The Company must report annually to the Service and to each Non-U.S. Holder any interest and OID that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

      In the case of payments of principal on the Notes by the Company to a Non-U.S. Holder, the regulations provide that 31% backup withholding and information reporting will not apply to payments if the Holder certifies to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that (i) the holder is a U.S. person or (ii) the conditions of any other exemption are not, in fact, satisfied).

      The payment of the proceeds from the disposition of Notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding, unless the owner certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption (provided that the broker does not have actual knowledge that (i) the Holder is a U.S. person or (ii) that the conditions of any other exemption are not, in fact, satisfied). The payment of the proceeds from the disposition of a Note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding if the broker is not a "U.S. related person." For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

      In the case of the payment of proceeds from the disposition of Notes through a non-U.S. office of a broker that is either a U.S. person or a "U.S. related person," information reporting is required as to the payment, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding, however, will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

      Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite information is furnished to the Service.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit purchases of the Notes. The Company also may sell Notes to any Agent as principal, either at a discount from their principal amount to be agreed upon at the time of sale or at 100% of their principal amount, for resale to one or more investors and other purchasers at varying prices to be determined by such Agent at the time of resale, which may be greater or less than the purchase price for such Notes paid by the Agent. The Company reserves the right to sell Notes directly on its own behalf. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it in whole or in part. The Company will pay each Agent a commission, in the form of a discount, ranging from .125% to .750% of the Price to Public of Notes, depending upon maturity, sold through such Agent. Any Agent may agree with the Company, in respect of the sale of a Note, to accept a commission other than one based upon maturity, in which case such commission will be set forth in the Pricing Supplement applicable to such Note; provided, however, that such commission shall range from .025% to .750%. The Company also may pay fees and other amounts to an Agent or an affiliate of an Agent in connection with certain transactions entered into by the Company in connection with certain issuances of the Notes. Such amount might exceed the Agent's discount referred to above.

      Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Notes will be required to be made in funds immediately available in the City of New York.

      The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. The Company has agreed to reimburse the Agents for certain expenses.

      As Bear, Stearns & Co. Inc. is a wholly-owned subsidiary of the Company, each distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                              VALIDITY OF THE NOTES

      The validity of the Notes will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York, and for the Agents by Kramer, Levin, Naftalis & Frankel, New York, New York.

PROSPECTUS

                                $5,180,520,162

                        THE BEAR STEARNS COMPANIES INC.

                         DEBT SECURITIES AND WARRANTS

      The Company may issue and sell from time to time, in one or more series with an aggregate initial public offering price of up to $5,180,520,162 (or the equivalent in foreign denominated currency or units based on or relating to such currencies), debt securities ("Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness, and warrants ("Warrants") to purchase Debt Securities or to buy and sell government debt securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or other indices or references. The Debt Securities and Warrants are herein collectively referred to as the "Securities." The Debt Securities and Warrants may be offered independently or together for sale directly to purchasers or through dealers, underwriters or agents. The Company will offer the Securities to the public on terms determined by market conditions. The Securities may be sold for, and principal of and interest on Debt Securities and the cash settlement value of the Warrants may be payable in, United States dollars, foreign denominated currency or currency units, in each case, as the Company specifically designates.

      The accompanying Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), currency or currency units in which payments will be made (if other than United States dollars), terms for any conversion or exchange (including any provisions for adjustment of such terms), listing (if any) on a securities exchange and any other specific terms of the Debt Securities, the purchase price, exercise price, exercise period, detachability and any other specific terms of any Warrants and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement. Such underwriters (and any representative thereof), dealers or agents may include Bear, Stearns & Co. Inc., a wholly owned subsidiary of the Company.

      There are no restrictions in the Indenture (as defined in the Prospectus) on the ability of the Company or its subsidiaries to incur additional unsecured indebtedness or on the ability of the Company to incur additional secured indebtedness except that the Indenture restricts the Company from incurring any indebtedness for borrowed money that is secured by a pledge of the Voting Stock of any Restricted Subsidiary (each as defined in the Prospectus) without effectively providing that the Notes and other indebtedness of the Company under the Indenture will be secured equally and ratably with such secured indebtedness.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS OR ANY SUPPLEMENT
                      HERETO. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.


      The Securities may be offered through dealers, through underwriters or through agents designated from time to time, as set forth in the accompanying Prospectus Supplement. The net proceeds to the Company will be, in the case of a dealer, the sales price to such dealer, in the case of an underwriter, the public offering price less the applicable underwriting discount or commission, and, in the case of an agent, the public offering price less the applicable agency commission, in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

      This Prospectus and the accompanying Prospectus Supplement may be used by Bear, Stearns & Co. Inc. in connection with offers and sales of Debt Securities and Warrants in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Bear, Stearns & Co. Inc. may act as a principal or agent in such transactions.


                           BEAR, STEARNS & CO. INC.

                                August 13, 1997

      CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF CERTAIN SECURITIES HEREUNDER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THOSE SECURITIES, INCLUDING OVERALLOTMENT, STABILIZING
AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "PLAN OF DISTRIBUTION."


      No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-8989), are incorporated herein by reference: (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1996 (the "1996 Form 10-K"), (ii) the Quarterly Reports on Form 10-Q for the quarters ended September 27, 1996, December 31, 1996 and March 27, 1997 and (iii) the Current Reports on Form 8-K, dated July 30, 1996, October 16, 1996, October 29, 1996, November 12, 1996, January 22, 1997, January 29, 1997, April 16, 1997, May 16, 1997 and July
29, 1997. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.
                              -------------------

                                   THE COMPANY

      The Company is a holding company that, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear, Stearns Securities Corp. ("BSSC"), is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. The business of the Company includes market-making and trading in corporate, United States Government, government-agency, mortgage-related, asset-backed and municipal securities; trading in options, futures, foreign currencies, interest-rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage; underwriting and distributing securities; providing securities clearance services; financing customer activities; securities lending; arranging for the private placement of securities; assisting in mergers, acquisitions, restructurings and leveraged transactions; providing other financial advisory services; making principal investments in leveraged acquisitions; acting as specialist on the floor of the New York Stock Exchange ("NYSE"); providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory and securities research.

      The Company's business is conducted from its principal offices in New York City; from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; from representative offices in Beijing, Geneva, Hong Kong, Lugano and Shanghai; through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Paris, Sao Paulo, Singapore and Tokyo; and through joint ventures with other firms in Madrid and Paris. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company provides trust-company services through its subsidiary, Custodial Trust Company.

      Bear Stearns and BSSC are broker-dealers registered with the Commission. They also are members of the NYSE, all other principal United States securities and commodities exchanges, the National Association of Securities Dealers, Inc. (the "NASD") and the National Futures Association. Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York.

      The Company is incorporated in Delaware. The principal executive office of the Company is located at 245 Park Avenue, New York, New York 10167; its telephone number is (212) 272-2000.

                                USE OF PROCEEDS

      Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include additions to working capital, the repayment of short-term indebtedness and investments in, or extensions of credit to, subsidiaries.


                      RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges was 1.4 for the nine months ended March 27, 1997 and 1.4, 1.2, 1.6, 1.8 and 1.6 for the fiscal years ended June 30, 1996, 1995, 1994, 1993 and 1992, respectively. These ratios were calculated by dividing the sum of fixed charges into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and certain other immaterial expenses.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

      The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general terms and provisions will not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to those Debt Securities.

      The Debt Securities will be issued under an Indenture, dated as of May 31, 1991 (the "Indenture"), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank and successor by merger to Manufacturers Hanover Trust Company), as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Registration Statement"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

      The Indenture does not limit the principal amount of Debt Securities that may be issued thereunder, and provides that Debt Securities may be issued thereunder in one or more series up to the aggregate principal amount that may be authorized from time to time by the Company. The Company from time to time may, without the consent of the Holders of outstanding Debt Securities, provide for the issuance of other debt securities under the Indenture in addition to the Debt Securities authorized on the date of this Prospectus. The Indenture provides the Company with the ability, in addition to the ability to issue Debt Securities with terms different than those of Debt Securities previously issued, to "reopen" a previous issue of a series of Debt Securities and issue additional Debt Securities of such series. Debt Securities in an aggregate principal amount of up to $5,180,520,162 may be offered pursuant to this Prospectus. As of the date of this Prospectus, $12,218,904,575 aggregate principal amount of Debt Securities have been issued under the Indenture and are outstanding.

      Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of those Debt Securities, including, where applicable (1) the title of the Debt Securities and the series of which those Debt Securities are a part; (2) the aggregate principal amount of, or any limit on the aggregate principal amount of, those Debt Securities; (3) the date or dates on which those Debt Securities will mature; (4) the rate or rates per annum (which may be fixed or variable) at which those Debt Securities will bear interest, if any; (5) the date or dates on which such interest, if any, will be payable and the record date or dates relating thereto; (6) the provisions, if any, for redemption of those Debt Securities and the redemption price thereof; (7) the sinking fund requirements, if any, with respect to those Debt Securities; (8) whether those Debt Securities provide for payment in United States dollars, a foreign currency or a composite currency; (9) the terms, if any, on which such Debt Securities may be converted into or exchanged for stock or other securities of the Company or other entities, including the period during which such Debt Securities may be so converted or exchanged and any specific provisions for adjustment of such terms;
(10) the form (registered or bearer or both) in which those Debt Securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the Debt Securities in either form; (11) whether those Debt Securities will be issued in book-entry form (a "Global Security") or in certificated form; (12) whether and under what circumstances the Company will pay additional amounts ("Additional Amounts") relating to specified taxes, assessments or other governmental charges in respect of those Debt Securities and whether the Company has the option to redeem those Debt Securities rather than pay such Additional Amounts, and the terms of any such redemption; (13) if the amount of payments of principal of (and premium, if any) or interest, if any, on, and Additional Amounts in respect of those Debt Securities may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the Debt Securities are stated to be payable, the manner in which those amounts will be determined; (14) the provisions, if any, for the defeasance of those Debt Securities; and (15) any other terms of those Debt Securities not inconsistent with the provisions of the Indenture.

      From time to time Debt Securities may be issued that provide for determination of the amount of payments of principal (and premium, if any), or interest, if any, by reference to an index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method. Holders of such Debt Securities may receive a payment of principal (and premium, if any) or interest, if any, that is greater or less than the amount of principal (and premium, if any) or interest, if any, that otherwise would be payable on the dates of payment thereof but for such reference, depending on the value on such dates of the applicable index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method. Information as to the methods for determining the amount of principal (and premium, if any), and interest, if any, payable on any date, the index, exchange rate, formula, currency, commodity, individual security, basket of securities or other method to which the amount payable on such date is linked and certain additional tax considerations (if material) will be set forth in the applicable Prospectus Supplement.

      Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities will be issued only in registered form without coupons ("Registered Securities") in denominations of $1,000 and integral multiples thereof, and in bearer form with or without coupons ("Bearer Securities") in the denomination of $5,000. If Bearer Securities of a series are issued, the federal income tax consequences and other special considerations applicable to those Bearer Securities will be described in the Prospectus Supplement relating to that series.

      Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the corporate trust office or agency of the Trustee in the City and State of New York, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or other governmental charge that may be imposed in connection therewith. Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities of any series will be described in the Prospectus Supplement relating thereto.

      If the principal of (and premium, if any) or any interest on Debt Securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to those Debt Securities and such currency will be described in the Prospectus Supplement relating to that series.

      One or more series of Debt Securities may be sold at a substantial discount below its or their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rate. One or more series of Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. Federal income tax consequences and other special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

      The Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordi- nated indebtedness of the Company. The Company extends credit to its subsidiaries from time to time. Extensions of credit to subsidiaries may be subordinated to the claims of unaffiliated creditors of those subsidiaries. In addition, since the Company is a holding company, the right of the Company and hence the right of creditors of the Company (including the Holders of the Debt Securities) to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization, or otherwise, is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized. Furthermore, dividends, loans and advances to the Company from certain of its subsidiaries, including Bear Stearns and BSSC, are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and other regulatory bodies and by covenants governing certain indebtedness of those subsidiaries.

      Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable (in the case of Registered Securities) at the corporate trust office or agency of the Trustee in the City and State of New York or (in the case of Bearer Securities) at the office of the Trustee located outside the United States maintained for such purpose; provided, however, that payment of interest other than interest payable at maturity (or on the date of redemption, if any, if the Debt Securities are redeemable by the Company prior to maturity, or on the date of repayment, if the Debt Securities are repayable at the option of the Holder thereof prior to maturity) on Registered Securities may be made at the option of the Company by check mailed to the address of the person entitled thereto or, at the option of a Holder of at least $10,000,000 in principal amount of Registered Securities, by wire transfer to an account designated by such Holder in writing at least 16 days prior to the date on which such payment is due. Unless otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account maintained by the Holder thereof in the United States or will otherwise be made inside the United States.


NOTICES

      Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register. Any notice required to be given to a Holder of a Debt Security that is a Bearer Security will be published in a daily newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such Bearer Security.


GLOBAL SECURITIES

      The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of the successor.

      The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

      Upon the issuance of a Global Security, the Depositary will credit on its book-entry system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with the Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of the Debt Securities, or if the Debt Securities are offered and sold directly by the Company or through agents, by the Company or those agents. Ownership of beneficial interest in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interest in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary's participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of securities. Such limits and such laws may limit the market for beneficial interests in a Global Security.

      So long as the Depositary for a Global Security, or its nominee, is the registered owner of a Global Security, the Depositary or nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by Global Securities registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or Holders thereof under the Indenture.

      Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below, payments of principal of (and premium, if any) and any interest on the individual Debt Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Security, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests and each of them may act or refrain from acting without liability on any information provided by the Depositary. The Company expects that the Depositary, upon receipt of any payment of principal, premium or interest in respect of a Global Security, will credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a Global Security as shown on the records of the Depositary. The Company also expects that payments by participants to owners of beneficial interests in a Global Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest in respect thereof will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below.

      If interest is paid on a bearer Global Security, or if no interest has been paid but the bearer Global Security remains outstanding beyond a reasonable period of time after the restricted period (as defined in applicable U.S. Treasury regulations) has ended, the Depositary must provide the Company with a certificate to the effect that the owners of the beneficial interests in the Global Security are non-U.S. persons or U.S. persons that are permitted to hold bearer securities under applicable U.S. Treasury regulations. In general, U.S. persons that are permitted to hold bearer securities are U.S. persons who acquire the securities through the foreign branch of certain U.S. financial institutions and certain U.S. financial institutions that hold the securities for resale to non- U.S. persons or who hold the securities on their own account through a foreign branch. The certificate must be provided within a reasonable period of time after the end of the restricted period, but in no event later than the date when interest is paid. The certificate must be based on statements provided to the Depositary by the owners of the beneficial interests.

      If the Depositary is at any time unwilling or unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, then the Company will issue Debt Securities in certificated form in exchange for all outstanding Global Securities. In addition, the Company (but not a Holder) may at any time determine not to have Debt Securities represented by a Global Security and, in that event, will issue Debt Securities in definitive form in exchange for all Global Securities. In any such instance, an owner of a beneficial interest in the Global Securities to be exchanged will be entitled to delivery in definitive form of Debt Securities equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of the series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of that series are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities of that series are issuable as Bearer Securities or (c) as either Registered or Bearer Securities, if the Debt Securities of that series are issuable in either form. See, however, "Limitations on Issuance of Bearer Securities and Bearer Warrants" below for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a Global Security.


LIMITATION ON LIENS

      The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, issue, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Restricted Subsidiary without effectively providing that the securities issued under the Indenture, including the Debt Securities, will be secured equally and ratably with such secured indebtedness. The term "Restricted Subsidiary" as defined in the Indenture means Bear Stearns, Custodial Trust Company, BSSC and any other subsidiary of the Company owning, directly or indirectly, any of the common stock of, or succeeding to a significant portion of the business, property or assets of a Restricted Subsidiary, or with which a Restricted Subsidiary is merged or consolidated.

MERGER AND CONSOLIDATION

      The Indenture provides that the Company may consolidate or merge with or into any other corporation, and the Company may sell, lease or convey all or substantially all of its assets to any corporation, organized and existing under the laws of the United States of America or any state thereof, provided that (a) the corporation (if other than the Company) formed by or resulting from any such consolidation or merger or that shall have received such assets shall expressly assume payment of the principal of, and premium, if any, and interest on, (and any Additional Amounts payable in respect of) the Debt Securities and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by the Company, and (b) the Company or such successor corporation shall not immediately thereafter be in default under the Indenture.

      Unless otherwise provided in the applicable Prospectus Supplement, the Indenture does not restrict (i) a consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of the Company or a successor or combined entity, (ii) a change in control of the Company or (iii) a highly leveraged transaction involving the Company, whether or not involving a change in control, and the Indenture therefore will not protect holders of the Debt Securities from the substantial impact that any of the foregoing transactions may have on the value of the Debt Securities.


MODIFICATION AND WAIVER

      Modification and amendment of the Indenture may be effected by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the outstanding Debt Securities of each series affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby (a) change the Stated Maturity or the date of any installment of principal of, or interest on, any Debt Security or change the Redemption Price or the Optional Redemption Price thereof; (b) reduce the principal amount of, or the rate of interest on, or the amount of any Additional Amount payable in respect of, any Debt Security or reduce the amount of principal that could be declared due and payable prior to the Stated Maturity of that Debt Security, or change the obligation of the Company to pay any Additional Amounts (except as contemplated or permitted under the Indenture), or reduce the amount of the principal of a Discount Security that would be due and payable upon a declaration of acceleration of the maturity of that Debt Security pursuant to the Indenture; (c) change the place or currency of any payment of principal, premium, if any, or interest on any Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (e) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose Holders is required to modify or amend the Indenture; or (f) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive any past default to less than a majority. Except with respect to certain fundamental provisions, the Holders of at least a majority in principal amount of outstanding Debt Securities of any series may, with respect to that series, waive past defaults under the Indenture and waive compliance by the Company with certain provisions of the Indenture.


EVENTS OF DEFAULT

      Under the Indenture, the following will be Events of Default with respect to any series of Debt Securities: (a) default in the payment of interest on, or any Additional Amounts payable in respect of, any Debt Securities of that series when due, which default has continued for 30 days; (b) default in the payment of the principal of, and premium, if any, on, any Debt Security of that series when due; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance of any other covenant of the Company contained in the Indenture or in the Debt Securities of that series, which default has continued for 60 days after written notice as provided in the Indenture; (e) default for 10 days after notice as provided in the Indenture, in respect of any other indebtedness for borrowed money of the Company or any Restricted Subsidiary in excess of $10,000,000 that has been declared due and payable prior to maturity; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default with respect to Debt Securities of that series. Within 90 days after the occurrence of any default, the Trustee shall notify all holders of Debt Securities of such default, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (and premium, if any) or interest on, or any additional amounts with respect to, any Debt Security or in the payment of any sinking fund installment with respect to any Debt Security, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interests of the holders of the Debt Securities; and provided further, that in the case of any default of the character specified in clause
(d) above, no such notice shall be given until at least 30 days after the occurrence thereof. The Trustee or the Holders of 25% in principal amount (or any lesser amount that may be provided for in the Debt Securities of that series) of the outstanding Debt Securities of that series may declare the principal amount of all outstanding Debt Securities of that series due and payable immediately if an Event of Default with respect to the Debt Securities of that series shall occur and be continuing at the time of declaration. At any time after a declaration of acceleration has been made with respect to the Debt Securities of any series, but before a judgment or decree for payment of money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, if all payments due (other than those due solely as a result of acceleration) have been made and all Events of Default have been remedied or waived. Any Event of Default with respect to Debt Securities of any series may be waived by the Holders of a majority in principal amount of all outstanding Debt Securities of that series, except in a case of failure to pay the principal of, and premium, if any, or interest on, or any Additional Amounts payable in respect of, any Debt Security of that series for which payment had not been subsequently made or in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of that series.

      The Holders of a majority in principal amount of the outstanding Debt Securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series, provided that this direction shall not be in conflict with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of those Holders, the Trustee shall be entitled to receive from those Holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction.

      The Company will be required to furnish to the Trustee annually a statement as to the fulfillment by the Company of all of its obligations under the Indenture.


DEFEASANCE

      If so established by the Company under the terms of the Indenture with respect to Debt Securities of any series that are Registered Securities denominated and payable only in United States dollars (except as otherwise provided under the Indenture), the Company, at its option, (a) will be discharged from any and all obligations in respect of the Debt Securities of that series under the Indenture (except for certain obligations to register the transfer or exchange of Debt Securities of that series, replace stolen, lost or mutilated Debt Securities of that series, maintain paying agents and hold moneys for payment in trust) on the 91st day after the applicable conditions described in this paragraph have been satisfied or (b) will not be subject to provisions of the Indenture described above under "Limitation on Liens" and "Merger and Consolidation" with respect to the Debt Securities of that series, in each case if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and any interest on, the Debt Securities of that series on the dates such payments are due in accordance with the terms of those Debt Securities. To exercise either option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that (a) the deposit and related defeasance would not cause the Holders of the Debt Securities of the series being defeased to recognize income, gain or loss for United States Federal income tax purposes and (b) if the Debt Securities of that series are then listed on the NYSE, the exercise of the option would not result in delisting. Defeasance provisions, if any, with respect to any series of Debt Securities may be specified by the Company under the terms of the Indenture.

                            DESCRIPTION OF WARRANTS

      The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants offered by any Prospectus Supplement and the extent, if any, to which such general terms and provisions will not apply to the Warrants so offered will be described in the Prospectus Supplement relating to those Warrants.

      The Company may issue Warrants for the purchase of Debt Securities, Warrants to buy or sell debt securities of or guaranteed by the United States or other sovereign states ("Government Debt Securities"), Warrants to buy or sell currencies, currency units or units of a currency index or currency basket, Warrants to buy or sell units of a stock index or stock basket and Warrants to buy and sell a commodity or units of a commodity index or basket. Warrants may be offered independently of or together with any series of Debt Securities and may be attached to or separate from those Debt Securities. The Warrants will be settled either through physical delivery or through payment of a cash settlement value as set forth herein and in any applicable Prospectus Supplement. Each series of Warrants will be issued under a separate warrant agreement (a "Warrant Agreement") to be entered into between the Company and a bank or a trust company, as warrant agent (the "Warrant Agent"), all as described in the Prospectus Supplement relating to that series of Warrants. The Warrant Agent will act solely as the agent of the Company under the applicable Warrant Agreement and in connection with the certificates for the Warrants (the "Warrant Certificates"), if any, of that series, and will not assume any obligation or relationship of agency or trust for or with any holders of those Warrant Certificates or beneficial owners of those Warrants. The following summaries of certain provisions of the forms of Warrant Agreements and Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreements and the Warrant Certificates, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.


GENERAL

      Reference is hereby made to the Prospectus Supplement relating to the particular series of Warrants, if any, offered thereby for the terms of those Warrants, including, where applicable: (1) whether the Warrant is for Debt Securities, Government Debt Securities, currencies, currency units, currency indices or currency baskets, stock indices, stock baskets, commodities, commodity indices or any other index or reference as therein described; (2) the offering price; (3) the currency, currency unit, currency index or currency basket based on or relating to currencies for which those Warrants may be purchased; (4) the date on which the right to exercise those Warrants will commence and the date (the "Expiration Date") on which that right will expire;
(5) whether those Warrants are to be issuable in registered form ("Registered Warrants") or bearer form ("Bearer Warrants"); (6) whether those Warrants are extendable and the period or periods of such extendibility; (7) the terms upon which Bearer Warrants, if any, of any series may be exchanged for Registered Warrants of that series; (8) whether those Warrants will be issued in book-entry form (a "Global Warrant Certificate") or in certificated Form; (9) United States federal income tax consequences applicable to those Warrants; and (10) any other terms of those Warrants not inconsistent with the applicable Warrant Agreement.

      If the offered Warrants are to purchase Debt Securities, the Prospectus Supplement will also describe (1) the designation, aggregate principal amount, currency, currency unit or currency basket and other terms of the Debt Securities purchasable upon exercise of those Warrants; (2) the designation and terms of the Debt Securities with which those Warrants are issued and the number of those Warrants issued with each such Debt Security; (3) the date or dates on and after which those Warrants and the related Debt Securities will be separately transferable; and (4) the principal amount of Debt Securities purchasable upon exercise of one offered Warrant and the price at which and currency, currency unit or currency basket in which such principal amount of Debt Securities may be purchased upon such exercise. Prior to exercising their Warrants, holders of those Warrants will not have any of the rights of Holders of the Debt Securities of the series purchasable upon such exercise, including the right to receive payments of principal of, or premium, if any, or interest, if any, on, those Debt Securities, or to enforce any of the covenants in the Indenture.

      If the offered Warrants are to buy or sell Government Debt Securities or a currency, currency unit, currency index or currency basket, the Prospectus Supplement will describe the amount and designation of the Government Debt Securities or currency, currency unit, currency index or currency basket, as the case may be, subject to each Warrant, whether those Warrants provide for cash settlement or delivery of the Government Debt Securities or currency, currency unit, currency index or currency basket upon exercise.

      If the offered Warrants are Warrants on a stock index or a stock basket, those Warrants will provide for payment of an amount in cash determined by reference to increases or decreases in such stock index or stock basket, and the Prospectus Supplement will describe the terms of those Warrants, the stock index or stock basket covered by those Warrants and the market to which the stock index or stock basket relates.

      If the offered Warrants are Warrants on a commodity or commodity index, those Warrants will provide for cash settlement or delivery of the particular commodity or commodity index. The Prospectus Supplement will describe the terms of those Warrants, the commodity or commodity index covered by those Warrants and the market, if any, to which the commodity or commodity index relates.

      Registered Warrants of any series will be exchangeable for Registered Warrants of the same series representing in the aggregate the number of Warrants surrendered for exchange. Warrant Certificates, to the extent exchangeable, may be presented for exchange, and Registered Warrants may be presented for transfer, at the corporate trust office of the Warrant Agent for that series of Warrants (or any other office indicated in the Prospectus Supplement relating to that series of Warrants). Warrants to buy or sell Government Debt Securities or a currency, currency unit, currency index or currency basket, and Warrants on stock indices or stock baskets or on commodities or commodity indices, may be issued in the form of a single Global Warrant Certificate, registered in the name of the nominee of the depository of the Warrants, or may initially be issued in the form of definitive certificates that may be exchanged, on a fixed date, or on a date or dates selected by the Company, for interests in a Global Warrant Certificate, as set forth in the applicable Prospectus Supplement. Bearer Warrants will be transferable by delivery. The Prospectus Supplement will describe the terms of exchange applicable to any Bearer Warrants.


EXERCISE OF WARRANTS

      Each Warrant will entitle the Holder to purchase such principal amount of the Debt Securities or buy or sell such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, commodity or commodities at the exercise price, or receive a settlement value in respect of such amount of Government Debt Securities or of a currency, currency unit, currency index or currency basket, stock index or stock basket, commodity or commodity index, as shall in each case be set forth in or calculable from, the Prospectus Supplement relating to that series of Warrants or as otherwise set forth in the Prospectus Supplement. Warrants may be exercised at the corporate trust office of the Warrant Agent (or any other office indicated in the Prospectus Supplement relating to those Warrants) at any time up to 5:00 p.m. New York time on the date set forth in the Prospectus Supplement relating to those Warrants or as may be otherwise set forth in the Prospectus Supplement. After such time on that date (or such later date to which such date may be extended by the Company), unexercised Warrants will become void.

      Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Warrants may be exercised by delivery to the Warrant Agent of the Warrant Certificate evidencing such Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities, or (except in the case in the case of Warrants providing for cash settlement) payment for or delivery of the Government Debt Securities or currency, currency unit, currency basket, stock index, stock basket, commodity or commodity index, as the case may be, purchased or sold upon such exercise. Only Registered Securities will be issued and delivered upon exercise of Registered

Warrants. Warrants will be deemed to have been exercised upon receipt of such Warrant Certificate and any payment, if applicable, at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement and the Company will, as soon as practicable thereafter, issue and deliver the Debt Securities purchasable upon such exercise, or buy or sell such Government Debt Securities or currency, currency unit, currency basket, commodity or commodities or pay the settlement value in respect of the Warrants. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of the Warrants. Special provisions relating to the exercise of any Bearer Warrants or automatic exercise of Warrants will be described in the related Prospectus Supplement.

       LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

      In compliance with United States federal income tax laws and regulations, the Company and any underwriter, agent or dealer participating in the offering of any Bearer Security will agree that, in connection with the original issuance of such Bearer Security or during the restricted period (as defined in applicable U.S. Treasury regulations) of such Bearer Security, they will not offer, sell or deliver such Bearer Security, directly or indirectly, to a U.S. Person or to any person within the United States, except to the extent permitted under U.S.
Treasury regulations.

      Each Bearer Security, including Bearer Global Securities that will not be exchanged for definitive individual Securities prior to the stated maturity, will bear on the face of the Security and on any interest coupons that may be detachable therefrom a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange, redemption or other disposition of those Bearer Securities. The legend described above will also be evidenced on any book-entry system maintained with respect to the Bearer Securities.

      As used herein, "United States" means the United States of America and its possessions, and "U.S. Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

      Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security. Following the availability of a definitive Global Security in bearer form, or individual Bearer Securities, and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership" unless such a certificate has already been provided by the Depositary because interest has been paid on the Global Security or because a reasonable period of time after the end of the restricted period has passed.

      Limitations on the offer, sale, delivery and exercise of Bearer Warrants (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a Bearer Warrant) will be described in the Prospectus Supplement relating to those Bearer Warrants.

                             PLAN OF DISTRIBUTION

      The Company may sell the Securities in any of three ways: (i) to underwriters (including Bear Stearns) or dealers, who may act directly or through a syndicate represented by one or more managing underwriters (including Bear Stearns); (ii) through broker-dealers (including Bear Stearns) designated by the Company to act on its behalf as agents; or (iii) directly to one or more purchasers. Each Prospectus Supplement will set forth the manner and terms of the offering of the Securities covered thereby, including (i) whether that offering is being made to underwriters or through agents; (ii) any underwriting discounts, dealer concessions, agency commissions and any other items that may be deemed to constitute underwriters', dealers' or agents' compensation, and (iii) the purchase price or initial public offering price of the Securities and the anticipated proceeds to the Company from the sale of the Securities.

      When Securities are to be sold to underwriters, unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent but the underwriters will be obligated to purchase all of the Securities if any are purchased. The Securities will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions, either at fixed public offering price or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time.

      To the extent that any Securities underwritten by Bear Stearns are not resold by Bear Stearns for an amount at least equal to the public offering price thereof, the proceeds from the offering of those Securities will be reduced. Bear Stearns intends to resell any of those Securities from time to time following termination of the offering at varying prices related to prevailing market prices at the time of sale, subject to applicable prospectus delivery requirements.

      Unless otherwise indicated in the applicable Prospectus Supplement, when Securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the Securities for the Company's account and will receive commissions from the Company as set forth in the applicable Prospectus Supplement.

      Securities purchased in accordance with a redemption or repayment pursuant to their terms may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed by them.

      If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the Prospectus Supplement. These contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and the Prospectus Supplement will set forth the commissions payable for solicitation of these contracts.

      Underwriters and agents participating in any distribution of Securities may be deemed "underwriters" within the meaning of the Securities Act and any discounts or commissions they receive in connection therewith may be deemed to be underwriting compensation for the purposes of the Securities Act. Those underwriters and agents may be entitled, under their agreements with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with or perform services for the Company or its affiliates in the ordinary course of business.

      Following the initial distribution of any series of Securities, Bear Stearns may offer and sell previously issued Securities of that series from time to time in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in those transactions. This Prospectus and the Prospectus Supplement applicable to those Securities will be used by Bear Stearns in connection with those transactions. Sales will be made at prices related to prevailing prices at the time of sale.

      In order to facilitate the offering of certain Securities hereunder, certain persons participating in the offering of those Securities may engage in transactions that stabilize, maintain or otherwise affect the price of those Securities during and after the offering of those Securities. Specifically, if so set forth in the applicable Prospectus Supplement, the underwriters of those Securities may over-allot or otherwise create a short position in those Securities for their own account by selling more of those Securities than have been sold to them by the Company and may elect to cover any such short position by purchasing those Securities in the open market. In addition, the underwriters may stabilize or maintain the price of those Securities by bidding for or purchasing those Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

      As Bear Stearns is a wholly owned subsidiary of the Company, each distribution of Securities will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                             ERISA CONSIDERATIONS

      Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are hereinafter collectively referred to as "Plans."

      Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (e.g., investment manager, trustee or custodian), any person providing services (e.g., a broker), the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

      Each of the Company, Bear Stearns and BSSC is considered a "party in interest" or "disqualified person" with respect to many Plans, including IRAs established with any of them. The purchase and/or holding of Securities by a Plan with respect to which the Company, Bear Stearns and/or BSSC is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such Securities are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption.

      Applicable exemptions may include the exemption for services under Section 408(b)(2) of ERISA and certain prohibited transaction class exemptions (e.g., Prohibited Transaction Class Exemption 84-14 relating to qualified professional asset managers, Prohibited Transaction Class Exemption 96-23 relating to certain in-house asset managers and Prohibited Transaction Class Exemptions 75-1 and 86-128 relating to securities transactions involving employee benefit plans and broker-dealers).

      A fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be subject to a penalty under ERISA. Code Section 4975 generally imposes an excise tax on Disqualified Persons who engage, directly or indirectly, in similar types of transactions with the assets of Plans subject to such Section.

      In accordance with ERISA's general fiduciary requirement, a fiduciary with respect to any ERISA Plan who is considering the purchase of Securities on behalf of such plan should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Plans established with, or for which services are provided by, the Company, Bear Stearns and/or BSSC should consult with counsel prior to making any such acquisition.

                                    EXPERTS

      The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's 1996 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                          VALIDITY OF THE SECURITIES

      The validity of the Debt Securities and the Warrants will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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                                                      $5,180,520,162

                                              THE BEAR STEARNS COMPANIES INC.


                                                MEDIUM-TERM NOTES, SERIES B



            TABLE OF CONTENTS                      PROSPECTUS SUPPLEMENT

          Prospectus Supplement
                                     Page

Description of the Notes..........    S-3
Foreign Currency Risks............   S-19
Certain United States Federal Income               BEAR, STEARNS & CO. INC.
  Tax Considerations..............   S-20
Supplemental Plan of Distribution.   S-32
Validity of the Notes.............   S-33

               Prospectus

Available Information.............      2
Incorporation of Certain Documents
  by Reference....................      3              AUGUST 13, 1997
The Company.......................      4
Use of Proceeds...................      4
Ratio of Earnings to Fixed Charges      4
Description of Debt Securities....      5
Description of Warrants...........     11
Limitations on Issuance of Bearer
  Securities and Bearer Warrants..     13
Plan of Distribution..............     13
ERISA Considerations..............     15
Experts...........................     16
Validity of Securities............     16


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